UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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☐      Definitive Proxy Statement
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☐      Soliciting Material Pursuant to § 240.14A-12

FIRST BANCORP
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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341 North Main Street
  Troy, North Carolina 27371-0508
  Telephone (910) 576-6171

  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
  TO BE HELD THURSDAY, MAY 13, 2010

To Our Shareholders:

The annual meeting of shareholders of First Bancorp (the “Company”) will be held at the James H. Garner Conference Center, 211 Burnette Street, Troy, North Carolina (see map on outside back cover) on Thursday, May 13, 2010 at 3:00 p.m. local time, for the purpose of considering and acting on the following matters:

1.	A proposal to elect eighteen (18) nominees to the Board of Directors to serve until the 2011 annual meeting of shareholders, or until their successors are elected and qualified.

2.	A proposal to approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 20,000,000 to 40,000,000 shares.

3.	A proposal to ratify the appointment of Elliott Davis, PLLC as the independent auditors of the Company for 2010.

4.	To approve, on a non-binding advisory basis, the Company’s named executive officer compensation.

5.	Such other business as may properly come before the meeting, or any adjournment thereof.

Only shareholders of record as of the close of business on March 23, 2010 are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

Whether or not you expect to be present at the annual meeting, please complete, date and sign the enclosed form of proxy and return it promptly in the enclosed envelope.  If you attend the meeting, your proxy will be returned to you upon request.  You may also vote by telephone or on the Internet, as described in the proxy statement and on the proxy card.

Please note that the attached form of proxy includes a request from the Company to indicate whether or not you plan to attend the annual meeting.  For planning purposes, management of the Company would appreciate you filling in the appropriate box indicating whether or not you plan to attend the annual meeting. If you initially indicate that you are not planning to attend and later want to, or do not indicate one way or the other, you are still welcome and invited to attend the meeting.

The proxy statement accompanying this notice sets forth further information concerning the proposals to be considered at the annual meeting.  You are urged to study this information carefully.

Included in this package, in compliance with applicable regulations, is the Company’s 2009 Annual Report on Form 10-K, which includes the Company’s financial statements and other required disclosures.  Also included in the package is a 2009 Summary Annual Report, which includes a financial overview, the president’s letter, and other general information about the Company.

  By Order of the Board of Directors

  Anna G. Hollers
  Secretary
April 8, 2010

  Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 13, 2010.

  The Proxy Statement, 2009 Annual Report on Form 10-K and 2009 Summary Annual Report
are also available at www.cfpproxy.com/3958.

  First Bancorp
  341 North Main Street
  Troy, North Carolina 27371-0508
  Telephone (910) 576-6171

  PROXY STATEMENT

  INTRODUCTION

This proxy statement is furnished to the shareholders of First Bancorp (hereinafter sometimes referred to as the “Company”) by the Board of Directors in connection with its solicitation of proxies for use at the annual meeting of shareholders of the Company to be held on Thursday, May 13, 2010 at 3:00 p.m. local time, at the James H. Garner Conference Center, 211 Burnette Street, Troy, North Carolina (see map on outside back cover), and at any adjournment thereof.  Action will be taken at the annual meeting on the items described in this proxy statement and on any other business that properly comes before the meeting.

This proxy statement and accompanying form of proxy are first being mailed to shareholders on or about April 8, 2010.

The accompanying proxy is for use at the 2010 Annual Meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy.  Most shareholders have a choice of voting by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free number.  Shareholders should refer to the proxy card or the information forwarded by the shareholder’s bank, broker or other holder of record to see which voting options are available.  Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible.  The Internet and telephone voting facilities for eligible shareholders of record will close at 3:00 a.m. Eastern Daylight Time on May 13, 2010.  Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card.  The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.  In the event that the proxy card does not reference Internet or telephone voting information because the recipient is not the registered owner of the shares, the proxy card must be completed and returned in the self-addressed, postage-paid envelope provided.

NEW RULE FOR THIS YEAR:  If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of our director nominees (Proposal 1 of this Proxy Statement).  In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis.  Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf.

Any shareholder giving a proxy may revoke it at any time before a vote is taken by (i) duly executing a proxy bearing a later date; (ii) executing a notice of revocation in a written instrument filed with the secretary of the Company; or (iii) appearing at the meeting and notifying the secretary of the intention to vote in person.  Unless a contrary choice is specified, all shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted as set forth in this proxy statement.  In addition, the proxy confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote is necessary to constitute a quorum at the annual meeting.  If a quorum is not present or represented at the annual meeting, the shareholders present and entitled to vote have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.  At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.  Abstentions from the vote on a particular proposal and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will not be counted as votes on the proposal in question.

The Company will bear the entire cost of preparing this proxy statement and of soliciting proxies.  Proxies may be solicited by employees of the Company, either personally, by special letter, or by telephone.  Employees will not receive additional compensation for the solicitation of proxies.  The Company also will request brokers and others to send solicitation material to beneficial owners of stock and will reimburse their costs for this purpose.

Only shareholders of record as of the close of business on March 23, 2010 will be entitled to vote at the annual meeting or any adjournment thereof.  The number of outstanding shares of the Company’s common stock entitled to vote at the annual meeting is 16,736,730.  Shareholders are entitled to one vote for each share of the Company’s common stock.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The Company knows of no person or group who beneficially owns more than five percent of the outstanding common stock of the Company.

  PROPOSAL 1 - ELECTION OF DIRECTORS

Section 3.02 of the Company’s bylaws provides that the number of directors on the Board of Directors of the Company will be not less than three nor more than 18, as may be fixed by resolution duly adopted by the Board of Directors at or prior to the annual meeting at which such directors are to be elected.  In accordance with the bylaws, the size of the board has been fixed by the Board of Directors at 18 members.

In the absence of any specifications to the contrary, proxies will be voted for the election of all 18 of the nominees listed in the table below by casting an equal number of votes for each such nominee.  If, at or before the time of the meeting, any of the nominees listed below becomes unavailable for any reason, the proxyholders have the discretion to vote for a substitute nominee or nominees.  The board currently knows of no reason why any nominee listed below is likely to become unavailable.  The 18 nominees receiving a plurality of votes cast shall be elected.  This means that the 18 nominees with the most votes will be elected.  Only votes “FOR” a nominee will affect the outcome.

The Company’s Articles of Incorporation provide that, if cumulative voting applies, each shareholder is “entitled to multiply the number of votes he is entitled to cast by the number of directors for whom he is entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.”  Cumulative voting procedures will not be followed at the annual meeting unless a shareholder calls for cumulative voting as provided in the Company’s Articles of Incorporation, by announcing at the meeting before the voting for directors starts, his or her intention to vote cumulatively.  If cumulative voting is properly invoked by a shareholder, the chair shall declare that all shares entitled to vote have the right to vote cumulatively and shall thereupon grant a recess of not less than two days, nor more than seven days, as the chair shall determine, or of such other period of time as is unanimously agreed upon.  If cumulative voting applies, the proxyholders may, in their discretion, vote the shares to which such proxies relate on a basis other than equally for each of the nominees named below and for less than all such nominees, but the proxyholders will cast such votes in a manner that would tend to elect the greatest number of such nominees (or any substitutes therefor in the case of unavailability) as the number of votes cast by them would permit.

NOMINATIONS FOR DIRECTOR

Nominees for election to the Board of Directors are selected by the incumbent board prior to each annual meeting, and the nominees listed below were selected in that manner.  Nominations from shareholders must be made in accordance with the Company’s bylaws, which generally require such nominations to be made in writing and not less than 60 nor more than 90 days prior to the meeting at which directors are to be elected and to include certain information about the proposed nominee, in addition to other requirements.

A copy of the bylaw provision setting forth the complete procedure for shareholder nominations of directors may be obtained upon written request to First Bancorp, Post Office Box 508, 341 North Main Street, Troy, North Carolina  27371-0508, Attention:  Anna G. Hollers, Secretary.

The Company’s bylaws state that no individual may be elected to, or may serve, on the Board of Directors any time after his or her 75th birthday, except that if a director is elected to the Board of Directors prior to his or her 75th birthday and reaches the age of 75 while serving as a director, such director’s term shall continue until the next annual meeting of shareholders, at which time the director shall retire.  The bylaws allow the Board of Directors to make exceptions to this limitation in connection with mergers or acquisitions.  The bylaws also state that the foregoing provisions do not apply to any individual during the time such individual is serving as chief executive officer of the Company.

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table sets forth certain information as of December 31, 2009, with respect to the 18 nominees for election to the Board of Directors and the executive officers of the Company (all of these persons may be contacted at Post Office Box 508, 341 North Main Street, Troy, North Carolina 27371).  The 18 nominees are all current directors.  Except for Daniel T. Blue, Jr., R. Winston Dozier, and Richard H. Moore, each of the nominees have served on the Board of Directors since the 2009 Annual Meeting.  Daniel T. Blue, Jr., R. Winston Dozier, and Richard H. Moore were appointed as directors on March 23, 2010.  Each nominee has indicated a willingness to serve if elected.  The Board of Directors recommends a vote “FOR” the election of these nominees.

TABLE OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

		Common Stock Beneficially Owned (1)
Name (Age)	Current Director (D), Nominee (N), or Position with Company	Number of Shares Owned (excluding options)		Number of Shares That May Be Acquired within 60 Days by Exercising Options	Total Number of Shares Beneficially Owned	Percent of Class
Directors and Nominees
Jerry L. Ocheltree (50)	President & CEO (D) (N)	29,577	(2)	3,000	32,577	*
Daniel T. Blue, Jr. (61)	(D) (N)	−	(3)	−	−	*
Jack D. Briggs (70)	(D) (N)	115,748	(4)	19,000	134,748	*
R. Walton Brown (57)	Exec. Vice President (D) (N)	23,688	(5)	15,000	38,688	*
David L. Burns (71)	(D) (N)	79,583	(6)	15,750	95,333	*
John F. Burns (62)	Exec. Vice President (D) (N)	76,664	(7)	1,667	78,331	*
Mary Clara Capel (51)	(D) (N)	3,058		11,250	14,308	*
James C. Crawford, III (53)	(D) (N)	52,474	(8)	4,500	56,974	*
R. Winston Dozier (53)	(D) (N)	752		−	752	*
James G. Hudson, Jr. (70)	(D) (N)	78,785	(9)	4,500	83,285	*
Richard H. Moore (49)	(D) (N)	−	(10)	−	−	*
George R. Perkins, Jr. (70)	(D) (N)	487,197		22,500	509,697	3.05%
Thomas F. Phillips (64)	(D) (N)	71,403	(11)	20,250	91,653	*
Frederick L. Taylor II (40)	(D) (N)	13,692		11,250	24,942	*
Virginia C. Thomasson (58)	(D) (N)	13,065		20,250	33,315	*
Goldie H. Wallace (63)	(D) (N)	132,632		22,500	155,132	*
Dennis A. Wicker (57)	(D) (N)	5,949		20,250	26,199	*
John C. Willis (67)	(D) (N)	324,623	(12)	22,500	347,123	2.07%

Non-Director Executive Officers
Anna G. Hollers (59)	Executive Vice President, Chief Operating Officer & Secretary	109,215	(13)	9,001	118,216	*

Teresa C. Nixon (52)	Executive Vice President & Chief Lending Officer of First Bank	44,396	(14)	15,000	59,396	*

David G. Grigg (59)	President of Montgomery Data Services, Inc.	52,456	(15)	8,808	61,264	*

Eric P. Credle (41)	Executive Vice President & Chief Financial Officer	17,576	(16)	18,000	35,576	*

Timothy S. Maples (49)	Senior Vice President & Investment Officer	29,092	(17)	−	29,092	*

Lee C. McLaurin (47)	Senior Vice President & Controller	10,645	(18)	9,000	19,645	*

Directors/Nominees and Non-Director Executive Officers as a Group (24 persons)		1,772,270	(19)	273,976	2,046,246	12.23%

  *  Indicates beneficial ownership of less than 1%.

_____________________
Notes to Table of Directors, Nominees and Executive Officers:

(1)
Unless otherwise indicated, each individual has sole voting and investment power with respect to all shares beneficially owned by such individual.  The “Number of Shares Owned” in the table above includes executive officers’ reported shares in the 401(k) defined contribution plan, which are voted by the plan trustee and not by the shareholder for whom such shares are listed.

(2)	Mr. Ocheltree’s shares include 7,383 shares held in the Company’s 401(k) defined contribution plan.

(3)	Mr. Blue purchased 170 shares of the Company’s common stock in March 2010.

(4)	Mr. Brigg’s shares include 1,539 shares held as custodian for his daughter, 924 shares held as custodian for his grandchildren, and 37,910 shares held by his spouse.

(5)	Mr. Brown’s shares include 3,380 shares held in the Company’s 401(k) defined contribution plan.

(6)	Mr. D. Burns’ shares include 46,833 shares held by Mr. Burns’ business interests.

(7)	Mr. J. Burns’ shares include 6,330 shares held in the Company’s 401(k) defined contribution plan.

(8)	Mr. Crawford’s shares include 6,325 shares held by his spouse and 4,600 shares held jointly with his children.

(9)	Mr. Hudson’s shares include 2,872 shares held by his spouse.

(10)	Mr. Moore purchased 102 shares of the Company’s common stock in March 2010.

(11)	Mr. Phillips’ shares include 1,965 shares held by his spouse and 186 shares that his spouse owns jointly with two of their children.

(12)	Mr. Willis’ shares include 185,591 shares held by his spouse.

(13)	Ms. Hollers’ shares include 22,429 shares held in the Company’s 401(k) defined contribution plan and 13,075 shares held by her spouse.

(14)	Ms. Nixon’s shares include 17,765 shares held in the Company’s 401(k) defined contribution plan, 2,314 shares held by Ms. Nixon’s business interests, and 37 shares held in trust for a minor.

(15)	Mr. Grigg’s shares include 316 shares held jointly with his daughters, 158 shares held jointly with his son and 14,510 shares held in the Company’s 401(k) defined contribution plan.

(16)	Mr. Credle’s shares include 5,667 shares held in the Company’s 401(k) defined contribution plan.

(17)	Mr. Maples’ shares include 4,840 shares held in the Company’s 401(k) defined contribution plan.

(18)	Mr. McLaurin’s shares include 6,595 shares held in the Company’s 401(k) defined contribution plan.

(19)
The number of shares held by directors, nominees, and non-director executive officers includes 182,063 shares of the Company’s stock that have been pledged as collateral by these persons for loans received from the Company and other financial institutions, as follows:  Mr. Brown – 20,158 shares; Mr. Hudson – 7,939 shares; Mr. Phillips – 32,976 shares; Ms. Wallace – 97,516 shares; Ms. Hollers – 5,331 shares; Ms. Nixon – 11,292 shares; and Mr. Credle – 6,851 shares.

______________________

Directors and Nominees

Daniel T. Blue, Jr., 61, is the managing partner of the law firm, Blue, Stephens, and Fellers, located in Raleigh, North Carolina, where he has been an attorney since 1976.  In 1980, Mr. Blue was elected to the North Carolina House of Representatives and was re-elected ten times.  From 1991 – 1995, Mr. Blue was twice elected Speaker of the North Carolina House of Representatives.   Mr. Blue currently serves the North Carolina Senate, representing Wake County.  Mr. Blue joined the Board of Directors in March 2010.  Mr. Blue currently serves as the Chair of the Board of Trustees of Duke University.  He is also a member of the Duke University Health System and is a director of Duke University Management Company.  Mr. Blue was recommended by a non-management director to the Nominating and Corporate Governance Committee of the Company for consideration as a board member.

Mr. Blue has an extensive background in law and public service, and has skills related to executive decision making, as well as, oversight, governance and management of large organizations.

Jack D. Briggs, 70, is a funeral director and is president and owner of J. Briggs, Inc., Davidson Funeral Home, Inc., Carter Funeral Home, Inc., and Mountain View of Denton, Inc. and secretary of Piedmont Funeral Home.  Mr. Briggs has been in the funeral director business since 1970.  Mr. Briggs has been a director of the Company since its formation in 1983 and a director of First Bank since 1976.

Mr. Briggs brings entrepreneurial and business-building skills and experience to the Company, having successfully founded and acquired several businesses.  Additionally, as owner and operator of a company, Mr. Briggs has over 40 years of experience overseeing the preparation of financial statements and the review of accounting matters.

R. Walton Brown, 57, was the chairman of the Board of Directors, President, and Chief Executive Officer of Carolina Community Bancshares, Inc., a bank holding company headquartered in Latta, South Carolina, from its inception in 1995 until its acquisition by the Company in January 2003.  He served as the president of Carolina Community Bank, the bank subsidiary of Carolina Community Bancshares, and its predecessors from 1979 until January 2003, and now serves as Executive Vice President of the Company and First Bank.  Mr. Brown has been a director of the Company and First Bank since 2003.

Mr. Brown has extensive financial industry experience and brings both financial services and corporate governance perspectives as a result of his work history.

David L. Burns, 71, served as President of Z.V. Pate, a Laurel Hill-based holding company for agricultural, timber, restaurants and retail sales with over 1,000 employees from 1983 until his retirement at the end of 2009.  He currently serves as Chair of the Board of Directors of Z.V. Pate.  Mr. Burns has been a director of the Company since 1988 and a director of First Bank since 1992.

During his long tenure as a board member, Mr. Burns has developed knowledge of the Company’s business, history, organization, and executive management that has enhanced his ability as a director.  Mr. Burns also brings executive decision making skills and business acumen resulting from his work history with Z.V. Pate.   He also has demonstrated his leadership with his involvement in numerous professional and civic organizations.

John F. Burns, 62, served as a director and President and Chief Executive Officer of First Savings Bancorp, Inc. when First Savings merged with the Company in 2000, having been employed by First Savings since 1972.  Since 2000, he has served as a director of the Company and First Bank and has been employed as an Executive Vice President of the Company and First Bank.

Mr. Burns has over 37 years of banking experience and brings both financial services and corporate governance perspectives as a result of his work history.

Mary Clara Capel, 51, is a member of senior management as the director of administration at Capel, Incorporated, a rug manufacturer, importer and exporter located in Troy, North Carolina, where she has been employed since 1981, including eight years in her current position.  She is also the owner of a retail business in Chapel Hill, North Carolina.  Ms. Capel serves as a member of the Board of Trustees of St. Mary’s College.  Ms. Capel has been a director of the Company and First Bank since 2005.

Ms. Capel brings business executive decision making, and oversight as a result of her 28 years of experience with a third generation family business which has grown from its rug manufacturing operation in Troy, North Carolina to importing and exporting rugs worldwide.

James C. Crawford, III, 53, served on the Board of Directors, including as its Chairman, of Great Pee Dee Bancorp, Inc., a bank holding company headquartered in Cheraw, South Carolina, from 1992 until its acquisition by the Company in April 2008.  Mr. Crawford is the retired Chairman and Chief Executive Officer of B.C. Moore and Sons, Inc., a department store chain.  Mr. Crawford has been a director of the Company and First Bank since 2008.

Mr. Crawford brings extensive experience with accounting and finance, as well as, oversight and management of multiple businesses.

R. Winston Dozier, 53, is the former owner and operator of Quik Chek, Inc., a convenience store with 34 locations, headquartered in Troy, North Carolina.  Mr. Dozier owned and operated Quik Chek from 1980 until its sale in 2006.  Mr. Dozier was recommended by a non-management director to the Nominating and Corporate Governance Committee of the Company for consideration as a board member.

Mr. Dozier brings entrepreneurial and business-building skills and experience to the Company, having successfully managed his own company for 26 years.  Additionally, as owner and operator of a company, Mr. Dozier brings many years of experience overseeing the preparation of financial statements and the review of accounting matters.

James G. Hudson, Jr., 70, served as a director and President and Chief Executive Officer of Century Bancorp, Inc., a bank holding company headquartered in Thomasville, North Carolina, at the time of its acquisition by the Company in 2001, having been employed with Century Bancorp since 1972.  Mr. Hudson has served as a director of the Company and First Bank since 2001.  He was employed as an Executive Vice President of First Bank from 2001 until his retirement in May 2008.

Mr. Hudson has over 37 years of banking experience and brings both financial services and corporate governance perspectives as a result of his work history.

Richard H. Moore, 49, serves as a managing director of San Diego-based Relational Investors LLC, a Registered Investment Advisor that advises the investment decisions of some of the largest pension funds in the world.  He has served in this role since April 2009.  Prior to joining Relational Investors, Mr. Moore served two terms as State Treasurer of North Carolina.  Mr. Moore also previously served as Chair of the North Carolina State Banking Commission for eight years.  Moore served two terms on the Board of Executives of the New York Stock Exchange and continues to serve on the New York Stock Exchange Regulation board.   Mr. Moore was previously an Assistant U.S. Attorney and also practiced corporate, real estate and tax law for many years.   Mr. Moore is currently a trustee of Wake Forest University and serves on its Investment Committee.  Mr. Moore is also a director of the Durham-based North Carolina Mutual Life Insurance Company.  Mr. Moore was recommended by a non-management director to the Nominating and Corporate Governance Committee of the Company for consideration as a board member.

Mr. Moore’s career has provided him with extensive financial and accounting experience and gives him keen insight with respect to budget and audit matters, as well as the oversight, governance and management of larger organizations.

Jerry L. Ocheltree, 50, was named as the President and Chief Executive Officer of the Company as of January 1, 2007.  He was named as the President of First Bank, the Company’s banking subsidiary, in September 2005, a position he still holds.  Mr. Ocheltree joined First Bank in 1998, serving as a Senior Vice President – Regional Executive until his election as President.  Mr. Ocheltree has been a director of the Company since 2006 and First Bank since 2005.

Mr. Ocheltree brings deep institutional knowledge and perspective regarding the Company’s strengths, challenges and opportunities.  He has extensive banking experience.

George R. Perkins, Jr., 70, is the retired Chief Executive Officer of Frontier Spinning Mills, Inc., a yarn manufacturer located in Sanford, North Carolina.  Mr. Perkins served in this role from 1996 until his retirement in 2009.  Mr. Perkins has been a director of the Company and First Bank since 1996.

Mr. Perkins brings executive decision making skills and business acumen to the Company as a result of his professional experience in the textile industry.

Thomas F. Phillips, 64, is an automobile dealer and owner of Phillips Ford, located in Carthage, North Carolina.  He served as a director of First Savings Bancorp, Inc. from 1985 until its merger with the Company in 2000.  Mr. Phillips has served as a director of the Company and First Bank since 2000.  Mr. Phillips currently serves as the Chair of the Board of Directors of the Company.

Mr. Phillips brings over 25 years of financial experience gained during his director terms with First Savings Bancorp and the Company.   Mr. Phillips has extensive skills in accounting and finance and risk management.

Frederick L. Taylor, II, 40, is President of Troy Lumber Company, located in Troy, North Carolina, where he has been employed since 1992.  Mr. Taylor has been a director of the Company and First Bank since 2005.

Mr. Taylor brings business-building skills and experience to First Bancorp.  Additionally, Mr. Taylor has experience in overseeing the preparation of financial statements and review of accounting matters.

Virginia Thomasson, 58, is a Certified Public Accountant with the firm Holden, Thomasson, & Longfellow, P.C., located in Southern Pines, North Carolina, where she has been a partner since 1988.  She served as a director of First Savings Bancorp, Inc. from 1997 until its merger with the Company in 2000.  Ms. Thomasson has served as a director of the Company and First Bank since 2000.  Ms. Thomasson has been designated as an “audit committee financial expert” in accordance with SEC regulations.

Ms. Thomasson brings to the Company experience and skills in public accounting and over 12 years of financial industry experience.  She has been a director of the Company and First Bank since 2000.

Goldie H. Wallace, 63, is a private investor and has other business interests.  Ms. Wallace has been a director of the Company and First Bank since 1997.

Ms. Wallace brings to First Bancorp over 13 years of financial industry experience in her service as a director of the Company.  Ms. Wallace also has experience in management and accounting oversight as a result of her past ownership of temporary employment agencies and a restaurant.

Dennis A. Wicker, 57, is a partner in the law firm, Nelson Mullins Riley and Scarborough, LLP, Raleigh, NC, a position he has held since 2009.  From 2008 to 2009, Mr. Wicker was a shareholder and a member of the Executive Committee of the law firm of SZD Wicker, LPA, and from 2001 to 2008 he was a partner in the law firm of Helms, Mullis & Wicker, LLP.  Mr. Wicker served as Lieutenant Governor of North Carolina from 1993 to 2001.  Mr. Wicker has been a director of the Company and First Bank since 2001.  For each of the past five years, Mr. Wicker has also been a director of the following public companies:  Coca Cola Bottling Company Consolidated, and Air T, Inc.

Mr. Wicker has an extensive background in law and public service and brings to the Company executive decision making, as well as, governance and risk assessment skills.

John C. Willis, 67, is a private investor in restaurant and real estate interests.  Mr. Willis has been a director of the Company since its formation in 1983 and a director of First Bank since 1980.

During his long tenure as a board member, Mr. Willis has developed knowledge of the Company’s business, history, organization, and executive management that has enhanced his ability as a director.

Executive Officers

In addition to Mr. Brown, Mr. J. Burns, and Mr. Ocheltree, the executive officers of the Company and First Bank are as follows:

Anna G. Hollers, 59, is Chief Operating Officer, Executive Vice President, and Secretary of the Company and First Bank.  Ms. Hollers has served as Secretary of the Company and First Bank since 1983, as Executive Vice President of the Company and First Bank since 1994, and was named Chief Operating Officer in 2005.  She has been employed by the Company since its formation in 1983 and by First Bank since 1972.

Teresa C. Nixon, 52, is Chief Lending Officer, Executive Vice President of First Bank.  She has served as Chief Lending Officer since joining First Bank in 1989 and as Executive Vice President of First Bank since 1994.

David G. Grigg, 59, has served as President of Montgomery Data Services, Inc., a nonbank subsidiary of the Company, since its formation in 1984.  He was employed by First Bank from 1972 until 1984.

Eric P. Credle, 41, is an Executive Vice President and has served as the Chief Financial Officer of the Company and First Bank since joining the Company in 1997.

Timothy S. Maples, 49, is a Senior Vice President and Assistant Secretary of the Company and First Bank and Investment Officer of First Bank.  He has served in his capacity as Senior Vice President of the Company and First Bank and Investment Officer of First Bank since joining the Company in 2000.  He has served as Assistant Secretary of the Company and First Bank since 2005.

Lee C. McLaurin, 47, is a Senior Vice President and has served as the Controller of the Company and First Bank since joining the Company in 1987.

BOARD COMMITTEES AND ATTENDANCE

The Board of Directors has established four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.  In addition, the Board of Directors may establish other committees from time to time for specific purposes.  The following table presents the 2010 membership of the committees that are described below.  The chair of each committee is noted with a “(c)”.  Following the table is additional information regarding each committee.

	Executive Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Daniel T. Blue, Jr.	X	X
Jack D. Briggs	X	X	X
R. Walton Brown
David L. Burns	X	X	X	X
John F. Burns
Mary Clara Capel	X	X	X	X
James C. Crawford	X		X	X
R. Winston Dozier	X
James G. Hudson, Jr.
Richard H. Moore	X	X
Jerry L. Ocheltree	X
George R. Perkins, Jr.	X
Thomas F. Phillips	X (c)	X	X (c)	X (c)
Frederick L. Taylor II	X	X	X	X
Virginia C. Thomasson	X	X (c)	X	X
Goldie H. Wallace		X
Dennis A. Wicker	X		X	X
John C. Willis	X	X	X	X

Executive Committee

The Executive Committee is authorized, between meetings of the Board of Directors, to perform all duties and exercise all authority of the Board of Directors, except those duties and authorities exclusively reserved to the Board of Directors by the Company’s bylaws or by statute.  The Executive Committee held 12 meetings during 2009.

 Audit Committee

The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent auditors, and must approve in advance all audit fees and the terms of all non-audit services provided by the independent auditors.  The Audit Committee also reviews and presents to the Board of Directors information regarding the effectiveness of the Company’s policies and procedures with respect to auditing, accounting, and internal controls.  The Audit Committee also reviews the Company’s financial reporting process on behalf of the Board of Directors.  All of the current members of the Audit Committee are independent, as defined by Nasdaq Stock Market (“NASDAQ”) and the Securities Exchange Act.  The Audit Committee held 12 meetings during 2009.

The Board of Directors has determined that Ms. Thomasson is an “audit committee financial expert” within the meaning of SEC rules and regulations.  The Audit Committee reviews and ratifies its charter on an annual basis.  The Audit Committee charter is available on the Company’s website at www.firstbancorp.com under the tab “Investor Relations – Corporate Governance.”

Compensation Committee

The Compensation Committee operates under a charter that has been approved by the Board of Directors.  The Compensation Committee reviews and ratifies its charter on an annual basis, and the charter is available on the Company’s website at www.firstbancorp.com under the tab “Investor Relations - Corporate Governance.”  Generally, the Compensation Committee is responsible for reviewing the compensation policies and benefit plans of the Company and for making recommendations regarding the compensation of its executive officers.  The Compensation Committee also administers the Company’s equity compensation plans.  The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees.  Each of the current members of this committee are independent under the rules and regulations of NASDAQ.  The Compensation Committee held six meetings during 2009.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for i) identifying qualified individuals to become Board members, ii) determining the composition of the Board and its committees, and iii) developing and implementing the Company’s corporate governance guidelines.  The Nominating and Corporate Governance Committee will consider shareholder nominees for Board membership.  Any shareholder wishing to nominate a candidate for director must follow the procedures described in the section “Nominations For Director” above.  The section below entitled “Corporate Governance Policies and Practices - Director Nomination Process” describes the process utilized by the Nominating and Corporate Governance Committee for identifying and evaluating candidates to be nominated as directors.  The Nominating and Corporate Governance Committee reviews and ratifies its charter on an annual basis, and the charter is available on the Company’s website at www.firstbancorp.com under the tab “Investor Relations – Corporate Governance.”  Each of the current members of this committee are independent as defined by NASDAQ rules.  The Nominating and Corporate Governance Committee held five meetings during 2009.

Attendance

The Board of Directors held 16 meetings during 2009.  In 2009, all of the directors and nominees for re-election attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees described above on which they served during the period they were directors and members of such committees.

CORPORATE GOVERNANCE POLICIES AND PRACTICES

The Company has developed, and operates under, corporate governance principles and practices that are designed to maximize long-term shareholder value, align the interests of the board and management with those of the Company’s shareholders, and promote the highest ethical conduct among the Company’s directors and employees.  Highlights of the Company’s corporate governance policies, practices and procedures are described below.

Director Independence

The Board of Directors believes that a substantial majority of the board should consist of directors who are independent under rules set forth by NASDAQ.  The Board of Directors makes an annual determination regarding the independence of each of the Company’s directors.  The Board last made these determinations for each member of the board in February 2010, based on the review of director questionnaires designed to elicit information regarding independence.  The Board has determined that 14 of its 18 current directors are independent as contemplated by NASDAQ.  The four individuals who are not independent are Mr. Brown, Mr. J. Burns, Mr. Hudson, and Mr. Ocheltree.  Mr. Brown, Mr. J. Burns and Mr. Ocheltree are not independent because they are current employees of the Company.  Mr. Hudson is not independent because he was employed by the Company until May 2008.

Annual Director Re-Election

Since the Company’s inception, its bylaws have required that directors must stand for re-election to the Board of Directors at each annual shareholders’ meeting.  The Board of Directors believes that this policy makes it easier for shareholders to hold directors more directly accountable for corporate performance compared to the staggered-board structure in use at many public companies, which permits directors to hold their positions for several years.

Separation of the Offices of Chairman and Chief Executive Officer

The Board of Directors believes that one of its main purposes is to protect shareholders’ interests by providing independent oversight of management, including the Chief Executive Officer.  Although not required by the Company’s bylaws, the Board of Directors has historically believed, and continues to believe, that this objective is facilitated by having an independent director serve as Chairman, thereby separating the offices of Chairman of the Board of Directors and Chief Executive Officer.  The Chairman of the Board is responsible for approving meeting schedules and agendas, as well as acting as a liaison between the Chief Executive Officer and the independent directors.

The Board’s Role in Risk Oversight

The Board of Directors believes that each member in his or her fiduciary capacity has a responsibility to monitor and manage risks faced by the Company.  At a minimum, this requires the members of our Board of Directors to be actively engaged in board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors.  Furthermore, because the banking industry is highly regulated, certain risks to the Company are monitored by the Board of Directors and the Audit Committee through its review of the Company’s compliance with regulations set forth by its regulatory authorities, including the FDIC and recommendations contained in regulatory examinations.

Because we believe risk oversight is a responsibility for each member of the Board of Directors, we do not concentrate the Board’s responsibility for risk oversight in a single committee.  Instead, each of our committees concentrates on specific risks for which they have an expertise, and each committee is required to regularly report to the Board of Directors on its findings.  For example, the Audit Committee regularly monitors the Company’s exposure to fraud and internal control risk.  Our Compensation Committee’s role in monitoring the risks related to our compensation structure is discussed in further detail below.

Executive Sessions

The Board of Directors has adopted a resolution requiring that the independent directors of the Company meet at least twice a year in executive session with no non-independent directors or employees of the Company present.  At these meetings, the independent directors discuss strategic or other key issues regarding the Company.  Two of these executive sessions were held in 2009.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the individuals for nomination as members of the Board.  The goal of the Nominating and Corporate Governance Committee is to create a Board that will demonstrate objectivity and the highest degree of integrity on an individual and collective basis.  In evaluating current members and new candidates, the Nominating and Corporate Governance Committee considers the needs of the Board and the Company in light of the current mix of director skills and attributes.  In addition to requiring that each director possess the highest integrity and character, the Nominating and Corporate Governance Committee’s evaluation of director candidates includes an assessment of issues and factors regarding an individual’s familiarity with the Company’s geographic market area, independence as defined by the various regulatory authorities, business experience, accounting and financial expertise, diversity, and awareness of the Company’s responsibilities to its customers, employees, regulatory bodies, and the communities in which it operates.  The Nominating and Corporate Governance Committee also takes into consideration the Board’s established policies relating to the Board’s retirement policy and the ability of directors to devote adequate time to Board and committee matters.  When the Nominating and Corporate Governance Committee is considering current Board members for nomination for re-election, the Committee also considers prior Board contributions and performance, as well as meeting attendance records.

The Nominating and Corporate Governance Committee does not have any formal guidelines regarding how it should consider diversity in identifying nominees for director.  However, the Committee is generally cognizant of the benefits of a diverse board.

The Nominating and Corporate Governance Committee may seek the input of the other members of the Board and management in identifying and attracting director candidates that are consistent with the criteria outlined above.  In addition, the Committee may use the services of consultants or a search firm, although it has not done so in the past.  The Nominating and Corporate Governance Committee will consider recommendations by Company shareholders of qualified director candidates for possible nomination to the Board.  Shareholders may recommend qualified director candidates by writing to the Company’s Corporate Secretary at 341 North Main Street, Troy, North Carolina 27371. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director.  Based on a preliminary assessment of a candidate’s qualifications, the Nominating and Corporate Governance Committee may conduct interviews with the candidate and request additional information from the candidate.  The Committee uses the same process for evaluating all nominees, including those recommended by shareholders.

In addition, the Company’s bylaws contain specific conditions under which persons may be nominated directly by shareholders as directors at an annual meeting of shareholders.  The provisions include the condition that shareholders comply with the advance notice time-frame requirements described under the section entitled “Nominations for Director” above.

Stock Ownership Requirements

The Company’s Board of Directors has adopted a common stock ownership policy for members of the Board.  This policy requires that any candidate for the Board must either own, or commit to acquire, common stock of the Company with a monetary value of at least $50,000.  Once the $50,000 ownership requirement is met, the Board member is deemed to have satisfied this requirement even if subsequent decreases in the Company’s stock price cause the value of the member’s holdings to fall below $50,000.  The Board believes that this stock ownership policy substantially enhances shareholder value by materially aligning the Board’s interest with those of the shareholders.

Mandatory Retirement

The Company’s bylaws state that no individual may be elected to, or may serve, on the Board of Directors any time after his or her 75th birthday, except that if a director is elected to the Board prior to his or her 75th birthday and reaches the age of 75 while serving as a director, such director’s term shall continue until the next annual meeting of shareholders, at which time the director shall retire.  The bylaws allow for the Board to make exceptions to this limitation in connection with mergers or acquisitions.  The bylaws also state that the foregoing provisions do not apply to any individual during the time such individual is serving as chief executive officer of the Company.

Communications with Directors

The Board of Directors believes that it is important that a direct and open line of communication exist between the Board and the shareholders and other interested parties.  Any shareholder or other interested party who desires to contact one or more of the Company’s directors may send a letter to the following address:

First Bancorp Board of Directors
PO Box 417
Troy, North Carolina   27371

In addition, any shareholder or other interested party who has any concerns or complaints relating to accounting, internal controls or auditing matters may contact the Audit Committee by writing to the following address:

First Bancorp Audit Committee
PO Box 417
Troy, North Carolina   27371

All such communications will be forwarded to the appropriate party as soon as practicable without being screened.

Annual Meeting Policy

Directors are expected to attend the Company’s annual meeting of shareholders.  Except for Mr. Perkins and Mr. Taylor II, all members of the 2009 Board attended the Company’s 2009 annual meeting of shareholders.

Cumulative Voting

The Company’s bylaws provide for the availability of “cumulative voting” in the election of directors.  Under cumulative voting, each shareholder calculates the number of votes available to such shareholder by multiplying the number of votes to which his or her shares are normally entitled by the number of directors for whom the shareholder is entitled to vote.  The shareholder can then cast the sum for a single candidate or can distribute it in any manner among any number of candidates.  For example, if 18 directors are to be elected, a shareholder who owns 1,000 shares will have 18,000 votes.  This shareholder can cast all of these votes for one candidate, or 1,000 for 18 candidates, or 3,000 for each of six candidates, or any other mathematically possible combination.

The purpose of cumulative voting is to preserve the right of minority shareholders, or a group of shareholders acting together, to obtain representation on the Board of Directors that is roughly proportional to their ownership interest in the corporation.  The Company’s Board of Directors believes that the minority representation guaranteed by cumulative voting is an appropriate feature of corporate democracy and is not likely to cause harmful factionalism on the board.

Cumulative voting procedures will not be followed at the annual meeting unless a shareholder calls for cumulative voting as provided in the Company’s Articles of Incorporation, by announcing at the meeting before the voting for directors starts, his or her intention to vote cumulatively.  See the third paragraph under “Proposal 1- Election of Directors” above for additional information regarding cumulative voting.

Code of Conduct

The Board of Directors has adopted a Code of Conduct that applies to the Company’s directors and employees, including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer.  The Code includes guidelines relating to ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the Code of Conduct.  The Code of Conduct can be obtained by sending a request to:  First Bancorp, Attention: Anna Hollers, P.O. Box 508, Troy, North Carolina  27371.

The nominees who receive the highest number of votes cast, up to the number of directors to be elected, shall be elected as directors.  The Board of Directors recommends that shareholders vote “FOR” the proposal to elect the 18 nominees as directors.  Unless indicated to the contrary, proxies will be voted “FOR” the 18 nominees listed above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we discuss our compensation program as it pertains to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers in 2009.  We refer to these five persons throughout as the “named executive officers” (NEOs).  Our discussion focuses on compensation and practices relating to 2009, our most recently completed fiscal year.

Implications of Participation in the Troubled Asset Relief Program Capital Purchase Program on Executive Compensation Arrangements

In October 2008, the Emergency Economic Stabilization Act (EESA) was enacted, which gave the United States Treasury Department (Treasury) the authority to develop programs to stabilize U.S. financial institutions.  The Emergency Economic Stabilization Act was amended in February 2009 by the American Recovery and Reinvestment Act of 2009 (ARRA or the Stimulus Act).  Pursuant to EESA and ARRA, the Treasury developed the Troubled Asset Relief Program (TARP), which includes the Capital Purchase Program (CPP).  We entered into a Securities Purchase Agreement on January 9, 2009 with the Treasury under the CPP, which provides that during the period that the Treasury holds equity or debt securities of our company, the compensation of our chief executive officer, chief financial officer and three other most highly compensated executive officers will be subject to the following:

•	a “clawback” of any bonus or incentive compensation paid based on financial statements or other criteria that prove to be materially inaccurate;
•	a prohibition on payments to executive officers upon termination of employment; and
•
a waiver of incentive compensation pursuant to arrangements that are determined by our Compensation Committee to encourage our senior executives to take unnecessary and excessive risks that threaten the value of our company.

In addition, due to our participation in the CPP, the amount of compensation expense that we are able to deduct under Section 162(m) of the Internal Revenue Code has been reduced from $1 million to $500,000 for each covered individual, and we are unable to deduct compensation under the performance-based compensation exception of Section 162(m).  Accordingly, the maximum deduction that we can take for compensation attributable to the services of our senior executives during the period the Treasury holds equity or debt securities of the Company is $500,000 per senior executive.

ARRA also prohibits the Company from paying bonuses to its five most highly compensated employees other than bonuses in the form of restricted stock or pursuant to contractual commitments in place on February 11, 2009.

 Participation in the CPP also requires that the Compensation Committee, in conjunction with the Company’s senior risk officers, take certain steps in an effort to ensure compliance with the prohibition of incentive compensation arrangements that involve unnecessary and excessive risk taking.  As such, the Compensation Committee and our senior officers responsible for risk management have met periodically to discuss and review the relationship between our risk management policies and practices and the incentive compensation arrangements for our senior executive officers.   Within this framework, a variety of topics were discussed, including:

•
the parameters of acceptable and excessive risk taking in light of a number of considerations, including the understanding that some risk taking is an inherent part of the operations of a financial institution;

•	the other controls that we have established (other than reviews of our compensation practices) that limit undesirable risk taking; and
•	our general business goals and concerns, ranging from growth and profitability to the need to attract, retain and incentivize top tier talent.

As a result of this review and discussion, the Compensation Committee determined that the design and goals of the existing incentive compensation arrangements for our senior executive officers do not create an incentive for our senior executive officers to take unnecessary and excessive risks that threaten the value of our financial institution.

The Stimulus Act requires every company participating in the CPP to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the company’s proxy statement (commonly known as a “say on pay” vote).   We have included a say on pay resolution as Proposal 4 in this proxy statement.

Structure and Role of the Compensation Committee

The Compensation Committee of our Board of Directors consists entirely of independent directors.  It operates under a written charter that the board has adopted.

The Compensation Committee is primarily responsible for the following:

•	reviewing the performance of our chief executive officer, or CEO;
•	recommending the compensation of our CEO to the board;
•	reviewing and approving the CEO’s recommendations about the compensation of our other executive officers;
•	recommending to the board the performance targets for our annual incentive bonus plan;
•	periodically reviewing our equity-based and other incentive plans and recommending any revisions to the board of directors;
•	recommending to the board any discretionary 401(k) contributions;
•	recommending director compensation to the board; and
•	approving any equity compensation grants.

The Committee does not give the CEO any explicit parameters in recommending base salary adjustments for the other executive officers.  Instead, the committee expects the CEO to use reasonable judgment, based on his years of experience in the banking industry, his review of peer data, his subjective observations of the current business environment and the officers’ performance.

Compensation Philosophy and Objectives

The objectives of our executive compensation programs are:

•	fairly compensating executives for their efforts;
•	attracting and retaining quality executive leadership;
•	rewarding the achievement of annual corporate performance targets; and
•	aligning officers’ long-term interests with those of our shareholders.

The committee’s general philosophy is that we should compensate our executive officers at approximately the same average level as corresponding officers at similarly situated peer financial service companies.

Because the committee bases its compensation decisions on the objectives and philosophy described above, it does not take into account an individual’s net worth or the wealth the individual has accumulated from prior compensation.

Competitive Positioning

Periodically, the committee engages outside compensation consultants to evaluate whether our compensation practices are consistent with meeting our objectives.  In these engagements, the outside consultant typically compares our compensation practices and compensation levels to those of a peer group of similarly situated financial service companies.  The consultant then provides the committee with analysis and recommendations.

In 2008, the Compensation Committee engaged Grant Thornton, a nationally recognized compensation expert, to provide analysis and recommendations regarding 2009 compensation for our NEOs.  In November 2008, Grant Thornton presented the committee with its findings, which it based on a study of 2007 proxy data (the most recent data then available).

The Grant Thornton analysis compared the compensation of our NEOs to a representative sample of 18 publicly traded financial institutions located primarily in the Southeast based principally on asset size.  This peer group consisted of the following companies:

• Ameris Bancorp	• Pinnacle Financial Partners, Inc.
• Carter Bank & Trust	• Republic Bancorp
• COBIZ Financial	• SCBT Financial Corporation
• Fidelity Southern Corporation	• Seacoast Banking Corp. of Florida
• First Community Bancshares, Inc.	• Simmons First
• FNB United Corp.	• Southwest Bancorp, Inc.
• Gateway Financial Holdings	• StellarOne Corporation
• NewBridge Bancorp	• TowneBank
• Old Second Bancorp	• Virginia Commerce Bancorp, Inc.

Based on our review of the Grant Thornton analysis, we concluded that each of our NEOs had salaries that were at or near the market averages, except for our CEO, whose salary was lower than the market average.  Accordingly, in November 2008, we increased our CEO’s salary from $340,000 in 2008 to $390,000 for 2009, which we believed was at or near the market average.  We increased the salaries of each of our other NEOs by approximately 2%-5% for 2009.  As discussed in more detail below, we rescinded the salary increases in March 2009 and then made upward adjustments to NEO salaries effective August 1, 2009.

Composition of Direct Compensation

We provide a mix of pay elements to compensate our NEOs.  Of this mix, the largest two elements are generally those that comprise annual direct compensation - base salary and annual incentive bonus (direct compensation, as we define it, excludes equity grants).

For 2008, the committee designed our Annual Incentive Plan to provide our NEOs with the opportunity to earn an annual cash bonus of 25% to 50% of their base salary if we achieved targeted levels of financial performance, with the opportunity for each officer to earn up to twice the target percentage if certain goals were met.  The committee and the board believe that a meaningful, but not overwhelming, amount of each NEO’s annual direct compensation should be tied to achieving corporate performance targets.  The committee believes this structure reflects a proper balance of direct compensation that provides our officers with a baseline level of financial stability (in the form of base salary), while also providing an appropriate incentive for achieving annual targets that drive our corporate performance.  In 2009, because of the restrictions imposed by the Stimulus Act, no cash bonuses were awarded to our NEOs.

Executive Compensation Program Overview

The five primary components of our executive compensation program are:

•	Base salary
•	Annual cash incentives
•	Equity grants
•	Benefits
•	Post-termination compensation

The following sections briefly describe each of these components.

1.    Base Salary

We pay each officer a base salary because it provides a minimum level of compensation and is necessary for recruitment and retention.  The committee intends that our NEOs’ base salaries will provide them with a competitive baseline level of compensation based on their individual experience, performance and scope of responsibility.  An important aspect of base salary is the ability of the committee, the board and the CEO (in the case of other officers’ salaries) to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities.

Base salary levels are also important because we generally tie the amount of incentive compensation and retirement benefits to an officer’s base salary.  For example, awards under our annual bonus plan, the Annual Incentive Plan, are denominated as a percentage of base salary.

For 2009, as discussed above, we initially set salaries to be at or near the market averages of a peer study performed by Grant Thornton in 2008, which resulted in salary increases of 2%-5% for four of our NEO’s and a 15% increase for our Chief Executive Officer.  Subsequent to the November 2008 Compensation Committee meeting in which the 2009 salaries were established, economic conditions continued to worsen, with the banking industry being especially hard hit. The committee met in January 2009 and again in February 2009, and based on the economic environment and the challenges facing the banking industry, including our company, the Compensation Committee decided to rescind the 2009 salary increases effective March 1, 2009.  On June 19, 2009, the Company’s bank subsidiary acquired, in an FDIC-assisted transaction, substantially all of the assets and liabilities of Cooperative Bank, which had been closed earlier that day by regulatory authorities.  Cooperative Bank operated through twenty-one branches in North Carolina and three branches in South Carolina and had total assets of $958 million.  In light of the significantly increased responsibilities assumed by four of our NEO’s as a result of this acquisition, and the expected positive impact that this acquisition would have for the Company, the Compensation Committee decided to increase the salaries of these four NEOs to a level closer to the 75th percentile of the peer averages contained in the November 2008 study, and the salary of the remaining NEO to the level in effect prior to March 1, 2009, effective August 1, 2009.

In order to set salaries for 2010, the Compensation Committee again engaged Grant Thornton to provide analysis and recommendations regarding 2010 compensation for our NEOs.  In November 2009, Grant Thornton presented the committee with its findings, which it based on a study of 2008 proxy data (the most recent data then available).

The Grant Thornton analysis compared the compensation of our NEOs to a representative sample of 22 publicly traded financial institutions that were comparable to the Company in either location and asset size or in performance measures.  This peer group consisted of the following companies:

• Ameris Bancorp	• Renasant Corporation
• Bank of the Ozarks, Inc.	• Republic Bancorp, Inc.
• Capital City Bank Group, Inc.	• Sandy Spring Bancorp
• City Holding Company	• SCBT Financial Corporation
• First Community Bancshares, Inc.	• Seacoast Banking Corp. of Florida
• FNB United Corp.	• Simmons First National Corp
• Green Bankshares, Inc.	• StellarOne Corporation
• Hampton Roads, Bankshares, Inc.	• TowneBank
• Home Bancshares, Inc.	• Union Bankshares Corp.
• NewBridge Bancorp	• Virginia Commerce Bancorp, Inc.
• Pinnacle Financial Partners, Inc.	• Wesbanco, Inc.

A conclusion of the Grant Thornton analysis was that the Company was a top performer compared to the peer group, and thus should be better aligned with the 75th percentile of the peer group.  Based on that conclusion, the salaries of our NEO’s were increased for 2010 by a range of 2% to 7%.  Additionally, based on this same analysis, the Compensation Committee awarded restricted stock to four of our NEOs (see discussion below under the heading “Equity Grants”).

The following table presents the salaries of our NEOs during 2009 and the salaries that have been set for 2010:

Named Executive Officer	Salary from January 1, 2009 to February 28, 2010	Salary from March 1, 2009 to July 31, 2009	Salary from August 1, 2009 to December 31, 2009	Salary for 2010
Jerry L. Ocheltree	$390,000	340,000	486,800	496,800
Anna G. Hollers	275,970	265,356	297,700	315,562
Teresa C. Nixon	258,000	245,676	285,000	305,000
Eric P. Credle	222,560	214,000	260,000	275,600
John F. Burns	211,167	207,027	211,167	217,502

2.      Annual Cash Incentive

We have an annual incentive bonus plan under which we have historically paid cash bonuses each January based on corporate performance in the preceding fiscal year.  The plan allows for the use of multiple performance measures to determine the amount of each participant’s annual bonus.  However, based on restrictions imposed by the Stimulus Act and the Treasury related to our participation in the CPP, we were prohibited from paying any cash bonus to our NEOs for 2009 performance.

3.      Equity Grants

As discussed in the Base Salary section above, during 2009, the Compensation Committee engaged Grant Thornton to provide analysis and recommendations regarding compensation for our NEOs.  A conclusion of this report was that the Company was a top performer compared to its peer group and the report recommended that total compensation should be better aligned with the 75th percentile of peer banks.  The report also noted that the Company lagged its peer group in grants of equity awards to its NEOs and recommend that the Committee award restricted stock to its NEOs.

In order to address both of these recommendations, in December 2009 the Compensation Committee awarded shares of restricted stock to the four NEOs who experienced the biggest increase in responsibility as a result of the Cooperative Bank acquisition.  Ms. Hollers, Ms. Nixon and Mr. Credle were each granted restricted stock with a value equal to 20% of their base 2010 salary and Mr. Ocheltree was granted restricted stock equal to 35% of his base 2010 salary. These awards were granted in amounts and terms that are permitted by Stimulus Act and Treasury rules for companies participating in the CPP.  Accordingly, the shares of restricted stock do not exceed one-third of total compensation and the awards generally vest based on the later of 1) the Company’s repayment of the CPP financial assistance, and 2) two years from the date of grant.  After two years from the grant date, for each 25% of total financial assistance repaid, 25% of the total long-term restricted stock may become transferrable.  The number of restricted stock shares granted and the corresponding grant-date fair values are presented in the section below entitled “Grants of Plan-Based Awards.”

4.      Benefits

We provide a competitive benefits program for our NEOs.  We provide these benefits in order to retain and attract an appropriate caliber of talent and recognize that other companies with which we compete for talent provide similar benefits to their executive officers.

The following table lists our current benefit programs and shows, for each, the employees eligible for each benefit:

Benefit Plan	Named Executive Officers	Certain Managers and Individual Contributors	All Full-Time Employees
Supplemental Executive Retirement Plan	X	X
Perquisites	X	X
401(k) Plan	X	X	X
Defined Benefit Pension Plan	X	X	(1)
Health Insurance	X	X	X
Life Insurance	X	X	X
Disability Insurance	X	X	X

(1) Our defined benefit pension plan covers all full-time employees hired on or before June 11, 2009.

Supplemental Executive Retirement Plan

We sponsor a supplemental executive retirement plan, or SERP, for the benefit of certain members of our senior management, including each of the NEOs.  The purpose of the SERP is to provide additional monthly pension benefits to ensure that each participant will receive lifetime pension benefits beyond the amounts that we can pay under our qualified pension plan.  The SERP generally provides participants with an annual benefit at retirement equal to 3% of final average compensation multiplied by years of service, up to a maximum of 60% of final average compensation.  The amount of a participant’s SERP benefit is reduced by (1) the amount payable under our qualified pension plan, and (2) 50% of the participant’s primary Social Security benefit.

We set the benefits payable under the SERP in 1993 at the inception of the plan, in consultation with an employee benefits consultant who assisted us with plan design.  At that time, the employee benefits consultant provided peer information and gave his expert opinion that the benefits payable under this plan were reasonable and would further our objectives of attracting and retaining senior management executives.  The committee believes these reasons are still valid.

Perquisites

We provide only very limited perquisites.  During 2009, the only perquisites provided to any of the NEOs were as follows:

•	We paid country club dues amounting to $6,058 on behalf of Mr. Ocheltree. Mr. Ocheltree used the country club exclusively for business purposes.
•	We paid civic club dues amounting to $580 on behalf of Mr. Credle and $480 on behalf of Mr. J. Burns.

5.      Post-Termination Compensation

Accelerated Vesting

Our current equity plan and the SERP have change in control provisions that automatically vest all participants in the benefits of each plan in the event of a change in the control of our company.  We believe that other companies with which we compete for executive talent provide a similar acceleration benefit, and that these provisions therefore assist us in attracting and retaining talent.

Employment Agreements

We have three-year, automatically renewing employment agreements with each of the NEOs.  Each of these agreements provides for the payment of certain severance benefits to the officer upon termination of employment in certain circumstances, including following a change in the control of our company.  For more information about these benefits, see the section below captioned “Executive Compensation – Potential Payments Upon Termination.”  Each agreement also contains non-competition and confidentiality covenants that protect our company if the officer leaves.

The objectives of the employment agreements are as follows:

•	The multi-year term helps us attract and retain talented executive officers.
•	The non-competition covenant protects us by preventing an officer from leaving our company and immediately joining a competitor, which would likely result in the officer taking business away from us.
•
The confidentiality covenant protects us by preventing an officer from disclosing trade secrets or confidential information regarding our company or our customers for two years after the officer leaves his or her employment with the company.

•
The change-in-control severance payment provision benefits us by minimizing the uncertainty and distraction caused by the current climate of bank acquisitions, and by allowing our executive officers to focus on performance by providing transition assistance in the event of a change in control.

The committee and the board believe the amount of the severance benefits potentially payable to each named executive officer under these agreements is reasonable and consistent with industry standards.

As noted above, the Stimulus Act prohibits us from making severance or post-termination payments to our NEOs, including any change of control payments.  In connection with the Company’s receipt of TARP funds, each of our NEOs executed a waiver of any compensation owed them or any entitlement to future compensation that would violate the Stimulus Act.

The above discussion described the five primary components of our executive compensation program.  The following section describes other guidelines and procedures affecting executive compensation.

Other Guidelines and Procedures Affecting Executive Compensation

Stock Option Grants

When we approve a stock option grant, we set a date in the future as the measurement date for the exercise price of the stock option.  We do not “back-date” stock option grants.  We do not have a policy or practice of making stock option grants during periods in which there is material non-public information about our company.

Tax Considerations

It has been and continues to be our intent that all incentive payments be deductible unless maintaining deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest.  At this time, essentially all compensation we have paid to the NEOs is deductible under the federal tax code, except for income realized from exercise of incentive stock options by some executive officers.  We are currently evaluating whether the $500,000 limit on tax deductible compensation resulting from our participation in the CPP will have any impact on the Company.

Share Ownership Guidelines for Named Executive Officers

We do not require our NEOs to own any minimum amount of our common stock.  We may consider a minimum stock ownership policy in the future, but the committee does not currently believe that such a policy is necessary.  We believe that the way we compensate our NEOs aligns their interest sufficiently with that of the shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of First Bancorp has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.  Based on its review and discussion, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and in First Bancorp’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

During 2009, the Compensation Committee discussed the Company’s compensation plans and whether any limits or restrictions were needed in order to minimize any risk associated with:

(A)           Senior Executive Officer (SEO) compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First Bancorp;

(B)           Employee compensation plans that unnecessarily expose First Bancorp to risks; and

(C)           Employee compensation plans that could encourage the manipulation of reported earnings of First Bancorp to enhance the compensation of an employee.

In these discussions, the Compensation Committee concluded that for 2009, the only significant aspect of compensation related to any employee compensation plan that could lead to the taking of unnecessary or excessive risks or that could encourage the manipulation of reported earnings related to a June 2008 grant of performance units and stock options that had earnings per share vesting conditions.  On June 17, 2008, we granted to 19 senior officers, including each of our NEOs, a mixture of stock options and performance units under our 2007 Equity Plan, with each performance unit equaling one share of our common stock upon vesting.  In general, up to one-third of the total number of stock options and performance units granted to each NEO will vest, if and to the extent that both (1) our earnings per share (EPS) goals for the corresponding performance period are met and (2) the employee continues with us for a period of two years beyond the annual performance period.

We established the following EPS goals based on goals we established at a strategic planning retreat in 2006:

	Threshold ($)	Target ($)	Maximum ($)
2008	1.53	1.70	1.87
2009	1.68	1.87	2.06
2010	1.85	2.06	2.27

Our actual EPS for 2008 was $1.38, and thus we did not achieve the threshold level of EPS for 2008.  Accordingly, one-third of the stock options and performance units granted were permanently forfeited.

The Compensation Committee discussed whether the EPS goals required for future vesting could lead to the taking of unnecessary or excessive risks or could encourage the manipulation of reported earnings.  We decided that these risks were minimal for the following reasons:

•
Our budget for 2009 was $1.10 per share, which we believed was a reasonable expectation of earnings for the year.  Because of the significant difference between expected EPS and the minimum EPS required for vesting ($1.68), we concluded that any actions taken by employees that could possibly result in the attainment of the minimum EPS necessary for vesting would require board of director approval (which actually occurred and is discussed in note 1 to the Summary Compensation Table below).

•
We concluded that our system of internal controls was effective at detecting any manipulation of earnings of the magnitude that would result in the Company achieving the minimum EPS threshold necessary for vesting.

The Compensation Committee also certifies that:

(i)  It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(ii)  It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(iii)  It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Submitted by the Compensation Committee of First Bancorp’s board of directors.

Jack D. Briggs	Frederick L. Taylor II
David L. Burns	Virginia C. Thomasson
Mary Clara Capel	Dennis A. Wicker
James C. Crawford	John C. Willis
Thomas F. Phillips – Chairman

Summary Compensation Table

The following table shows the compensation we paid in each of the last three fiscal years to the NEOs.

  2009 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compens- ation ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)
Jerry L. Ocheltree	2009	409,500	—	173,870	—	144,000	43,454	770,824
President and Chief	2008	340,000	—	—	157,471	106,500	41,457	645,428
Executive Officer	2007	312,700	—	—	206,617	81,500	42,871	643,688

Anna G. Hollers	2009	280,602	—	78,890	—	204,000	29,726	593,218
Executive Vice President,	2008	265,356	—	—	98,320	153,600	26,951	544,227
Chief Operating Officer and Secretary	2007	255,150	—	—	134,872	138,800	32,878	561,700

Teresa C. Nixon	2009	266,950	—	76,240	—	87,000	16,246	446,436
Executive Vice President &	2008	245,676	—	—	91,028	78,100	14,493	429,297
Chief Lending Officer	2007	236,225	—	—	124,869	58,900	18,923	438,917

Eric P. Credle	2009	234,593	—	68,738	—	24,000	15,106	342,437
Executive Vice President	2008	214,000	—	—	79,291	25,700	12,787	331,778
and Chief Financial Officer	2007	200,000	—	—	105,720	20,800	16,133	342,653

John F. Burns	2009	209,442	—	—	—	107,000	30,761	347,203
Executive Vice President	2008	207,027	—	—	47,942	86,800	31,243	373,012
	2007	200,997	—	—	66,404	88,200	33,937	389,538

____________________________

Notes:

(1)   In 2008, we made an equity grant to 19 senior officers, including each of our NEOs, comprised of stock options and performance units.  Each performance unit represents the right to acquire one share of First Bancorp common stock upon satisfaction of the vesting conditions.  The vesting of these awards is subject to both (1) our achievement of specific goals for earnings per share during the three annual performance periods ending on each of December 31, 2008, 2009 and 2010, and (2) in general, the executive’s continued employment for a period of two years beyond the annual performance period.  The EPS goals were set based on the Company’s strategic plan that was established in 2006.  At the time of the grant, because of challenges facing the banking industry (including the Company), it was determined that it was not probable that any of the minimum EPS targets necessary for vesting would be met.  Therefore, in accordance with SEC Regulations, the value of this grant is not included in the table above.  As expected, the Company did not achieve the minimum level of EPS for 2008 for vesting purposes and the portion of the grant related to the 2008 performance period was permanently forfeited.

As previously discussed, in 2009, the Company acquired substantially all of the assets of Cooperative Bank in a failed bank FDIC-assisted transaction.  Accounting rules required us to record the amount by which the fair value of the acquired assets exceeded the assumed liabilities as a gain in the Company’s statement of income.  As a result, the Company recorded a gain of $67.9 million, which resulted in the Company meeting the EPS goals at the maximum level for 2009.  The table below indicates the number of stock options and performance units that will vest if each NEO remains employed until December 31, 2011.

Named Executive Officer	Stock Options	Performance Units
Jerry L. Ocheltree	16,602	5,142
Anna G. Hollers	7,774	2,408
Teresa C. Nixon	7,198	2,229
Eric P. Credle	6,270	1,942
John F. Burns	4,043	1,252

(2)      The amounts in this column reflect the annual change in the total actuarial net present value of the officers’ accrued benefits under our pension plan and SERP.

(3)      The following table shows the components of “All Other Compensation.”

All Other Compensation
Name	Year	Defined Contribution Plan ($)	Director/ Committee Fees ($)	Club/Civic Dues ($)	Total ($)

Jerry L. Ocheltree	2009	14,526	22,870	6,058	43,454
	2008	11,184	22,810	7,463	41,457
	2007	19,621	23,250	—	42,871

Anna G. Hollers	2009	14,526	15,200	—	29,726
	2008	11,751	15,200	—	26,951
	2007	17,428	15,450	—	32,878

Teresa C. Nixon	2009	14,526	1,720	—	16,246
	2008	11,873	1,720	900	14,493
	2007	17,203	1,720	—	18,923

Eric P. Credle	2009	14,526	—	580	15,106
	2008	12,207	—	580	12,787
	2007	16,133	—	—	16,133

John F. Burns	2009	13,481	16,800	480	30,761
	2008	12,565	18,300	378	31,243
	2007	14,827	19,110	—	33,937

We have entered into employment agreements with 21 of our officers, including each of the NEOs.  Each agreement has a two- or three-year term that automatically extends for an additional year on each anniversary date of the agreement unless we or the officer gives written notice that the extension will not occur.  The term for each NEO is three years.

Each employment agreement guarantees the officer a minimum base salary.  Each agreement also guarantees that the officer will be eligible to participate in our SERP and stock option plan.

We may terminate any officer’s employment agreement “for cause” if we find that the officer:

•	demonstrated gross negligence or willful misconduct in performing his/her duties;
•	committed an act of dishonesty or moral turpitude; or
•	has been convicted of a felony or other serious crime.

Each agreement provides for post-termination benefits that we must pay in certain circumstances.  See “Potential Payments Upon Termination” below for more information about these potential benefits, and about the non-competition and confidentiality covenants contained in the agreements.

Grants of Plan-Based Awards

The amounts shown in the table below relate to restricted stock grants made in 2009. These awards generally vest based on the latter of 1) the Company’s repayment of the CPP financial assistance, and 2) two years from the date of grant.  After two years from the grant date, for each 25% of total financial assistance repaid, 25% of the total long-term restricted stock may become transferrable.

Name	Grant Date	All Other Stock Awards: Number of Shares of stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
(a)	(b)	(i)	(l)

Jerry L. Ocheltree
Restricted Stock	12/11/2009	12,794	173,870

Anna G. Hollers
Restricted Stock	12/11/2009	5,805	78,890

Teresa C. Nixon
Restricted Stock	12/11/2009	5,610	76,240

Eric P. Credle
Restricted Stock	12/11/2009	5,058	68,738

John F. Burns	—	—	—

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about the equity awards our NEOs held as of the end of 2009.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Jerry L. Ocheltree	4/1/2004	3,000		21.70	4/1/2014
	6/17/2008 (1)		33,203	16.53	6/17/2018
	6/17/2008 (1)							10,284	143,667
	12/11/2009					12,794	178,732

Anna G. Hollers	4/1/2004	9,001		21.70	4/1/2014
	6/17/2008 (1)		15,548	16.53	6/17/2018
	6/17/2008 (1)							4,816	67,280
	12/11/2009					5,805	81,096

Teresa C. Nixon	7/25/2001	6,000		15.33	7/25/2011
	4/1/2004	9,001		21.70	4/1/2014
	6/17/2008 (1)		14,396	16.53	6/17/2018
	6/17/2008 (1)							4,459	62,292
	12/11/2009					5,610	78,372

Eric P. Credle	7/25/2001	15,000		15.33	7/25/2011
	4/1/2004	3,001		21.70	4/1/2014
	6/17/2008 (1)		12,539	16.53	6/17/2018
	6/17/2008 (1)							3,884	54,259
	12/11/2009					5,058	70,660

John F. Burns	9/14/2000	1,667		9.75	9/14/2010
	6/17/2008 (1)		8,087	16.53	6/17/2018
	6/17/2008 (1)							2,608	36,434

_______________

Notes:
(1)
The Company met its EPS target for 2009 and thus one-half of the unvested stock options and performance units are eligible to vest on December 31, 2011 if the NEO remains employed to that date.  The other half of the unvested stock options and performance units are eligible to vest on December 31, 2012 if the Company attains EPS targets set for 2010.  The applicable EPS goals are discussed on page 22.

Option Exercises and Stock Vested

This table provides information about stock option exercises by the NEOs in 2009.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)
(a)	(b)	(c)

Jerry L. Ocheltree	—	—

Anna G. Hollers	—	—

Teresa C. Nixon	—	—

Eric P. Credle	—	—

John F. Burns	1,500	13,380

Pension Benefits

The following table shows information about the NEOs’ accrued benefits under our tax-qualified pension plan and our supplemental executive retirement plan, or SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
(a)	(b)	(c)	(d)

Jerry L. Ocheltree	Qualified Plan	12	132,000
	SERP	12	293,000

Anna G. Hollers	Qualified Plan	37	746,000
	SERP	23	572,000

Teresa C. Nixon	Qualified Plan	21	272,000
	SERP	21	289,000

Eric P. Credle	Qualified Plan	12	79,000
	SERP	12	37,000

John F. Burns	Qualified Plan	9	217,000
	SERP	9	259,000

(1)
The present value of each officer’s accumulated benefit under each plan was calculated using the following assumptions:  The officer retires at age 65.  At that time, the officer takes a lump sum based on his or her accrued benefit as of December 31, 2009.  The lump sum is calculated using the 2009 Current Liability Combined Mortality Table and is discounted to December 31, 2009 using a rate of return of 6.00% per year.

Pension Plan

Our tax-qualified pension plan covers all full-time employees hired on or before June 11, 2009 and provides each participant with an annual retirement benefit paid monthly in cash.  Each of our NEOs is a participant in the plan.  At normal retirement age of 65, this benefit is equal to the sum of:

(1)	0.75% of the participant’s final average compensation multiplied by his/her years of service (up to 40), and

(2)
0.65% of the participant’s final average compensation in excess of “covered compensation” (the average of the Social Security taxable wage base during the 35-year period that ends with the year the participant reaches Social Security retirement age), multiplied by years of service (up to 35).

“Final average compensation” means the average of the participant’s highest consecutive five years of compensation during his or her last 10 years of employment.  For purposes of this plan, “compensation” generally means base salary plus bonuses.  However, the federal tax code limits the amount of compensation we can take into account for purposes of the pension plan.  The limit was $235,000 for 2009.

Each participant becomes fully vested in his or her plan benefits after five years of service.  Early retirement, with reduced monthly benefits, is available to any participant who leaves the company at or after age 55 with 15 years of service.  The plan also provides a death benefit to a vested participant’s surviving spouse.

As required by federal pension laws, benefits under the pension plan are funded by assets held in a tax-exempt trust.

SERP

Our SERP is for the benefit of our senior management, including the NEOs.  The purpose of the SERP is to provide additional monthly pension benefits to ensure that each participant will receive lifetime pension benefits beyond the amounts that we can pay under our qualified pension plan.  The SERP generally provides participants with an annual benefit at normal retirement age of 65, payable monthly in cash, equal to 3% of final average compensation multiplied by years of service (up to a maximum of 20 years).  For purposes of the SERP, “final average compensation” has the same meaning as under our pension plan.  The amount of a participant’s SERP benefit is reduced by (1) the amount payable under our qualified pension plan, and (2) 50% of the participant’s primary social security benefit.

Each participant becomes fully vested in his or her SERP benefits at retirement, death, disability or a change in control.  Early retirement, with reduced monthly benefits, is available to any participant who leaves the company at or after age 55 with 15 years of service.  The plan also provides a death benefit to a vested participant’s surviving spouse.

Because the SERP is a non-qualified plan, its benefits are unsecured, and a participant’s claim for benefits under the plan is no greater than the claim of a general creditor.

As a general rule, we do not grant extra years of credited service under either the pension plan or the SERP.  On one occasion, we credited two officers of an acquired company with three extra years of service under the SERP.  None of the NEOs has received any extra years of credited service under either plan.

Potential Payments Upon Termination or Change in Control

This section contains information about arrangements that provide for compensation to our NEOs in connection with their termination.  Actual circumstances resulting in the departure of an NEO cannot be predicted and may differ from the assumptions used in the information outlined below.  In addition, the additional limitations on compensation included in the Stimulus Act generally prohibit severance payments.  As a result, the Company will be unable to pay its NEOs the severance or change of control payments outlined below during the period in which the Company retains TARP funds.  Our NEOs have executed waivers waiving the rights to such payments to the extent such payments would violate the Stimulus Act.

Employment Agreements

As noted above, we are party to employment agreements with 21 of our officers, including each of the NEOs.  Under each of these agreements, we have agreed to pay the officer’s base salary for the remainder of the agreement term if we terminate the officer other than for cause.  The agreement term for each of the NEOs is three years.

We have also agreed to continue paying each officer his or her base salary for the remainder of the term if the officer’s employment ends due to a long-term disability.  However, according to the agreement, we can deduct from this salary continuation any amount that he or she receives from our company-wide long-term disability plan.  Also, the officer must look for a job somewhere else, or we can stop paying him or her.  If the officer finds another job, we can deduct any amounts that he or she earns in the new job from our payments.

Each employment agreement also provides for severance to the officer if we or the officer terminates his/her employment within 12 months after a change in control (other than for cause or normal retirement).  The amount of the severance payment, which we would be required to pay in cash within 10 days after termination, is the lesser of:

•	a specified multiple, ranging from 1 to 2.9 (it is 2.9 for the NEOs), of the officer’s base salary as of the date of the change in control, and

•	2.99 multiplied by the officer’s “base amount” under Section 280G(b)(3) of the Internal Revenue Code.

In general, the number calculated according to the first formula will be the smaller number.

The agreements define “control” as the power, either directly or indirectly, to direct our management or policies or to vote 40% or more of any class of our securities.  In general, any change in control of our company triggers the change in control provisions of the employment agreements.  However, the agreements expressly exclude as a “change in control” any merger, consolidation or reorganization following which the owners of our capital stock who were previously entitled to vote in the election of our directors own 61% or more of the resulting entity’s voting stock.

The agreements also state that any of the following events will be considered to be a “change in control”:

•	any person, entity or group becoming the beneficial owner, directly or indirectly, of 33% or more of any class of our voting stock;

•
during any period of two consecutive years, individuals who at the beginning of the period made up our board (we refer to these individuals as the “incumbent board”), or persons whose election was approved by at least three-quarters of the incumbent board, fail to make up at least a majority of the board; or

•	the sale of all or substantially all of our assets.

The following table shows the lump sum cash severance amounts we would have owed our NEOs under their employment agreements if they had terminated employment on December 31, 2009 under various circumstances.

Name	Nature of Payment	Involuntary Termination for Cause or Voluntary Termination by Employee ($)	Involuntary Termination Without Cause ($) (1)	Termination due to Long-Term Disability ($) (2)	Change In Control ($) (3)

Jerry L. Ocheltree	Severance - Cash	—	853,125	615,625	1,180,362

Anna G. Hollers	Severance - Cash	—	736,580	437,330	813,746

Teresa C. Nixon	Severance - Cash	—	700,744	401,494	774,155

Eric P. Credle	Severance - Cash	—	615,807	316,557	680,320

John F. Burns	Severance - Cash	—	567,239	258,489	607,382

(1)	These amounts are equal to 1/12 of each officer’s base salary as of December 31, 2009 multiplied by the number of months remaining in his/her employment agreement term.

(2)
This column shows the amounts due under the terms of the officers’ employment agreements minus the amounts payable under the terms of our long-term disability plan (in which all full-time employees participate).

(3)
Except for Mr. Ocheltree, these amounts are equal to 2.9 multiplied by each officer’s annual base salary as of December 31, 2008.  Mr. Ocheltree’s amount is 2.99 multiplied by his “base amount” under Section 280G(b)(3) of the Internal Revenue Code because this calculation results in a lesser amount.

The employment agreements also contain non-competition and confidentiality covenants by the officers.  The non-competition covenants prohibit each officer from:

•	engaging, directly or indirectly, in any competing activity or business within a restricted territory for a certain period of time after leaving our company, which we call the restricted period;

•	soliciting or recruiting any of our employees during the restricted period; and

•	making sales contacts with or soliciting any of our customers for any products or services that we offer, in either case within the restricted territory during the restricted period.

The restricted period is one year if we terminate the officer for cause or he or she terminates voluntarily.  If we terminate him or her other than for cause, the restricted period is the remainder of the agreement term.  The restricted territory for each officer is a 50-mile radius around his or her primary residence and/or work location.

The confidentiality covenants contained in each agreement prohibit the officer from disclosing any confidential business secrets or other confidential data both during the term of the employment agreement and for a period of two years after termination.

COMPENSATION OF DIRECTORS

The Board of Directors establishes compensation for Board members based primarily on consultation with an outside consultant, who assists the Board of Directors in evaluating whether its members are receiving fair compensation for the services they perform.  This evaluation is based primarily on a comparison to other financial service companies of a similar size.  The peer companies that were used in the most recent comparison were the same as those used during the evaluation of executive officer compensation described above.

Based on this evaluation, the Board set the following fees for 2009:

Monthly Retainer
•	Chairman of the Board of the Company - $900
•	Chairman of the Board of First Bank - $800
•	Chairman of the Audit Committee - $700
•	All other directors - $600

Meeting Fees
•	Audit Committee meetings - $350 per meeting
•	All other Board meetings, including meetings of the Company’s subsidiaries, and Board committee meetings - $250 per meeting

All directors of the Company are also directors of First Bank, the Company’s principal subsidiary.  Different combinations of nine directors of the Company currently serve on the boards of Montgomery Data Services, a subsidiary of the Company, and First Bank Insurance Services, a subsidiary of First Bank.  The boards of the Company, First Bank and Montgomery Data Services normally meet on a monthly basis, and the First Bank Insurance Services board normally meets on a quarterly basis.  Some board members also serve on First Bank’s local advisory boards and receive fees of $60 for each monthly meeting attended.

Non-employee directors of the Company also participate in the Company’s equity plan.  In June 2009, each non-employee director of the Company received an option to acquire 2,250 shares of the Company’s common stock over a 10-year term at an exercise price equal to the fair market value of such stock on the date of grant.  The Board of Directors intends to make similar grants, or grants of equity awards with comparable values, in June of each year to non-employee directors.

In addition to the compensation they receive for service as directors, three Board members were also employees of the Company in 2009.  The directors are Mr. Brown, Mr. J. Burns, and Mr. Ocheltree.  Compensation for Mr. Ocheltree and Mr. Burns is discussed above.  Mr. Brown has an employment agreement with the Company that is consistent with those employment agreements described above.

The following table sets forth compensation we paid to our directors in 2009:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(d) (4)	(g)	(h)

Daniel T. Blue, Jr. (3)	—	—	—	—
Jack D. Briggs	24,780	13,635	—	38,415
R. Walton Brown (1)	19,420	—	205,781	225,201
David L. Burns	29,280	13,635	—	42,915
John F. Burns (2)	16,800	—	—	16,800
Mary Clara Capel	29,700	13,635	—	43,335
James C. Crawford, III	20,050	13,635	—	33,685
R. Winston Dozier (3)	—	—	—	—
James G. Hudson, Jr.	16,240	13,635	—	29,875
Richard H. Moore (3)	—	—	—	—
Jerry L. Ocheltree (2)	22,870	—	—	22,870
George R. Perkins, Jr.	17,620	13,635	—	31,255
Thomas F. Phillips	33,000	13,635	—	46,635
Frederick L. Taylor II	24,650	13,635	—	38,285
Virginia C. Thomasson	27,850	13,635	—	41,485
Goldie H. Wallace	16,600	13,635	—	30,235
Dennis A. Wicker	19,450	13,635	—	33,085
John C. Willis	26,800	13,635	—	40,435

(1)	“All Other Compensation” includes the sum of the director's salary, bonus, 401(k) match, and club dues as an employee.
(2)	We report Mr. Ocheltree's and Mr. J. Burns' compensation as employees in the Summary Compensation Table above.
(3)	Mr. Blue, Mr. Dozier, and Mr. Moore all joined the Company’s board of directors effective March 23, 2010.
(4)
On June 1, 2009, each non-employee director was granted 2,250 stock options with no vesting requirements.  The grant date fair value of each option was determined to be $6.06 using the Black-Scholes option pricing model.

The following table shows the number of stock options that each director held as of December 31, 2009:

Aggregate Outstanding Equity Awards
Name	Options Outstanding (#)

Daniel T. Blue, Jr.	—
Jack D. Briggs	19,000
R. Walton Brown	15,000
David L. Burns	15,750
John F. Burns	1,667
Mary Clara Capel	11,250
James C. Crawford, III	4,500
R. Winston Dozier	—
James G. Hudson, Jr.	4,500
Richard H. Moore	—
Jerry L. Ocheltree	3,000
George R. Perkins, Jr.	22,500
Thomas F. Phillips	20,250
Frederick L. Taylor II	11,250
Virginia C. Thomasson	20,250
Goldie H. Wallace	22,500
Dennis A. Wicker	20,250
John C. Willis	22,500

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The 2009 members of the Compensation Committee were Mr. Briggs, Mr. D. Burns, Ms. Capel, Mr. Crawford, Mr. Phillips-Chairman, Mr. Taylor II, Ms. Thomasson, Mr. Wicker, and Mr. Willis.  None of these members has ever been an officer or employee of the Company.  There are no Compensation Committee interlocks, as described in SEC rules and regulations.

CERTAIN TRANSACTIONS

In addition to the rules and regulations of the Securities and Exchange Commission, the Company and First Bank are subject to Federal Reserve Board Regulation O, which governs extensions of credit by First Bank to any executive officer, director or principal shareholder of the Company or First Bank.  The Company has established processes for reviewing and approving extensions of credit and other related party transactions.  Related party transactions are approved by the Board of Directors, and the related person does not participate in the deliberations or cast a vote.  The Audit Committee also reviews all related party transactions and determines whether to ratify or approve such transactions.

The Company collects information about related party transactions from its officers and directors through annual questionnaires distributed to officers and directors, or when transactions or proposed transactions are reported throughout the year.  Each director and officer agrees to abide by the Company's Code of Conduct, which provides that officers and directors should avoid conflicts of interest and that any transaction or situation that could involve a conflict of interest between the Company and officer or director must be reported and must be approved by the Audit Committee or the Board (or another committee thereof) if and when appropriate.  The Code of Conduct identifies a non-exclusive list of situations that may present a conflict of interest, including significant dealings with a competitor, customer or supplier, similar dealings by an immediate family member, personal investments in entities that do business with the Company, and gifts and gratuities that influence a person’s business decisions, as well as other transactions between an individual and the Company.  The Audit Committee’s charter provides that the Audit Committee will review, investigate and monitor matters pertaining to the integrity or independence of the Board, including related party transactions.  The Audit Committee and Board reviews and makes determinations about related party transactions or other conflicts of interest as they arise, and in addition the Audit Committee conducts an annual review of all related party transactions early in each fiscal year, after director and officer questionnaires have been received from management and the Board.

Certain of the directors, nominees, principal shareholders and officers (and their affiliates) of the Company have deposit accounts and other transactions with First Bank, including loans in the ordinary course of business.  All loans or other extensions of credit made by First Bank to directors, nominees, principal shareholders and officers of the Company and to affiliates of such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with independent third parties and did not involve more than the normal risk of collectibility or present other unfavorable features.  At December 31, 2009, the aggregate principal amount of loans to directors, nominees, principal shareholders and officers of the Company and to affiliates of such persons was approximately $5,389,000.  None of these loans are on nonaccrual status or are otherwise impaired.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than 10% of the Company’s common stock are required to report their ownership of the Company’s common stock and any changes in that ownership to the Securities and Exchange Commission and the National Association of Securities Dealers Automated Quotation System.  Specific due dates for these reports have been established, and the Company is required to report in this proxy statement any failure to file by these dates during 2009. Based upon a review of such reports and representations from the Company’s directors and executive officers, the Company believes that all such reports were filed on a timely basis in 2009.

PROPOSAL 2 – PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S
ARTICLES OF INCORPORATION TO INCREASE
THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Company’s Articles of Incorporation currently sets the number of shares of authorized common stock at 20,000,000.  The Company currently has outstanding 16,736,730.  The board of directors believes that it is important to assure that an adequate supply of authorized, unissued shares of common stock is available for possible future acquisitions or general corporate needs, such as future stock splits, stock dividends, or issuance of shares under stock-based benefit plans.  Accordingly the board of directors recommends an increase to the number of shares of authorized common stock to 40,000,000 shares.  The new shares will have the same rights and preferences as the common stock of the Company currently outstanding. Holders of common stock of the Company do not have preemptive rights.

Except for the shares that may be issued pursuant to options granted under the Company’s equity compensation plans, there are currently no other material plans or arrangements relating to the issuance of any additional shares of common stock.  If this proposal is approved by the shareholders, such shares would be available for issuance without further action by shareholders, unless required by the Company’s Articles of Incorporation or bylaws or by applicable law.

The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing holders of common stock.  The issuance of additional shares of common stock may potentially have an anti-takeover effect by making it more difficult to obtain shareholder approval of various actions, such as a merger or removal of management.

The affirmative vote of the holders of a majority of shares of common stock represented and voting at the meeting (either in person or by proxy) is required for approval of the proposal to amend the Company’s Articles of Incorporation.  The board of directors recommends that shareholders vote “FOR” this proposal.  Unless indicated to the contrary, proxies will be voted “FOR” this proposal.

PROPOSAL 3 – RATIFICATION OF INDEPENDENT AUDITORS

The audit committee has approved the selection of the firm Elliott Davis, PLLC to serve as the independent auditors for 2010.  Action by the shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the audit committee and the board of directors in order to give the shareholders an opportunity to present their views.  If the proposal is approved, the audit committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.  If the proposal to ratify the selection of Elliott Davis, PLLC as the Company's independent auditors is rejected by shareholders, then the audit committee will reconsider its choice of independent auditors.  The board of directors recommends that the shareholders vote for the proposal to ratify the selection of the Company’s independent auditors.

Representatives of Elliott Davis, PLLC are expected to be present at the annual meeting.  The representatives will be available to respond to appropriate questions and will be given an opportunity to make any statement they consider appropriate.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditor, which was Elliott Davis, PLLC (“Elliott Davis”) for 2009, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States of America and for attesting to the Company’s control over financial reporting.  The Company’s Audit Committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditors.  The Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee has reviewed and discussed with management and Elliott Davis the audited financial statements as of and for the year ended December 31, 2009.  The Audit Committee has discussed with Elliott Davis the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  In addition, the Audit Committee has received from Elliott Davis the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Elliott Davis’ communications with the Audit Committee concerning independence and discussed with them their independence from the Company and its management.  The Audit Committee also has considered whether Elliott Davis’ provision of any information technology services or other non-audit services to the Company is compatible with the concept of auditor independence.  In this analysis, the Audit Committee reviewed the services and related fees provided by Elliott Davis in the following categories and amounts:

	2009	2008
Audit Fees	$357,790	325,100
Audit-Related Fees	18,000	16,000
Tax Fees	-	2,660
All Other Fees	-	-
Total Fees	$375,790	343,760

For 2008 and 2009, audit fees included fees for the integrated audit of the consolidated financial statements and internal control over financial reporting (Sarbanes-Oxley Section 404), quarterly reviews of the interim consolidated financial statements and an additional internal control attestation.  In 2009, audit fees also included fees associated with the audit of a special-purpose statement of assets acquired and liabilities assumed by the Company as filed with the Securities and Exchange Commission related to the Cooperative Bank acquisition.   In 2008, audit fees also included fees associated with the issuance of consents related to Securities and Exchange filings related to the Company’s dividend reinvestment plan and a stock option plan.  Audit-related fees for 2008 and 2009 consisted of audits of the financial statements of two employee benefit plans sponsored by the Company.  The tax fees in 2008 related to consultation regarding the possible tax implications of selling a thrift charter assumed in a corporate acquisition.  All services performed by Elliott Davis in 2009 were pre-approved by the Audit Committee.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

The Board of Directors has determined that Ms. Thomasson is an “audit committee financial expert” within the meaning of SEC rules and regulations.

The Board of Directors has adopted a written charter for the Audit Committee, which is reviewed and reassessed for adequacy on an annual basis.  The Audit Committee charter is included as Exhibit A to this Proxy Statement.

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE
 OF THE BOARD OF DIRECTORS:

Jack D. Briggs	Frederick L. Taylor II
David L. Burns	Virginia C. Thomasson – Chairman
Mary Clara Capel	Goldie H. Wallace
Thomas F. Phillips	John C. Willis

The affirmative vote of the holders of a majority of shares of common stock represented and voting at the meeting (either in person or by proxy) is required for approval of this proposal.  The board of directors recommends that shareholders vote “FOR” this proposal.  Unless indicated to the contrary, proxies will be voted “FOR” this proposal.

PROPOSAL 4 – “SAY-ON-PAY” PROPOSAL

As described above in the “Compensation Discussion and Analysis” section, the American Recovery and Reinvestment Act (Stimulus Act) requires that our shareholders be provided an opportunity to cast a separate non-binding advisory vote on the compensation paid to our senior executive officers, as described in the “Compensation Discussion and Analysis” section above and the tabular disclosures regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in this proxy statement.

 We believe that our executive compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. We also believe that levels of compensation received by our senior executive officers are fair, reasonable and within the ranges of compensation paid by comparable financial institutions to similarly situated executives.

 This proposal, commonly known as a “Say-on-Pay,” gives you as a shareholder the opportunity to endorse or not endorse our executive compensation programs, policies and procedures through the following resolution:

“Resolved, that the shareholders approve the overall executive compensation programs, policies and procedures employed by First Bancorp, as described in the “Compensation Discussion and Analysis” section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in the proxy statement provided to the shareholders of First Bancorp on or about April 8, 2010.”

 Because your vote is advisory, it will not be binding upon the Company.  However, the Compensation Committee and Board may take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors recommends that shareholders vote “FOR” this proposal.  Unless indicated to the contrary, proxies will be voted “FOR” this proposal.

SHAREHOLDERS PROPOSALS FOR 2011 MEETING

Shareholders may submit proposals appropriate for shareholder action at the Company’s 2011 annual meeting consistent with the regulations of the Securities and Exchange Commission.  For proposals to be considered for inclusion in the proxy statement for the 2011 annual meeting, they must be received by the Company no later than December 8, 2010.  Such proposals should be directed to First Bancorp, Attn. Anna G. Hollers, 341 North Main Street, Troy, North Carolina 27371-0508.

The bylaws of the Company establish an advance notice procedure for shareholder proposals to be brought before a meeting of shareholders of the Company.  Subject to any other applicable requirements, only such business may be conducted at a meeting of the shareholders as has been brought before the meeting by, or at the direction of, the Board of Directors or by a shareholder who has given to the Secretary of the Company timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting.  The presiding officer at such meeting has the authority to make such determinations.  To be timely, notice of other business to be brought before any meeting must generally be received by the Secretary of the Company not less than 60 nor more than 90 days in advance of the shareholders’ meeting.  The notice of any shareholder proposal must set forth the various information required under the bylaws.  The person submitting the notice must provide, among other things, the name and address under which such shareholder appears on the Company's books and the class and number of shares of the Company’s capital stock that are beneficially owned by such shareholder.  Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Secretary of the Company at the Company’s address noted above.

  DELIVERY OF PROXY STATEMENTS AND
  NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by the Securities Exchange Act of 1934, as amended, only one copy of the proxy statement and annual report is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the proxy statement.  Additionally, some shareholders have consented to be excluded from the mailing of the proxy statement and annual report, and instead only be notified of the internet web address where they can access the proxy statement and annual report electronically.  The internet address where these documents can be accessed is www.cfpproxy.com/3958.

The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any shareholder residing at an address to which only one copy was mailed or to shareholders who originally consented to only receive notice of internet availability.  Requests for additional copies and/or requests for multiple copies of the proxy statement and annual report in the future should be directed to First Bancorp, Attn. Anna G. Hollers, 341 North Main Street, Troy, North Carolina 27371-0508, e-mailing Ms. Hollers at ahollers@firstbancorp.com, or by calling 1-800-548-9377 and asking to speak to Anna Hollers.

Shareholders residing at the same address and currently receiving multiple copies of the proxy statement and annual report may contact the Company as noted above to request that only a single copy of the proxy statement and annual report be mailed in the future.  Shareholders who prefer not to receive copies of the proxy statement and annual report, and instead to be notified of the internet address where the documents can be accessed can make that request by visiting www.cfpproxy.com/3958 and following the instructions.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not know of any other business to be presented for consideration or action at the annual meeting.  If other matters properly come before the annual meeting, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

  By Order of the Board of Directors,

  Anna G.  Hollers
  Secretary
  ________________________________
April 8, 2010

Directions to the
James H. Garner Conference Center
Location of the 2010
First Bancorp Annual Shareholders’ Meeting
Thursday, May 13, 2010 - 3:00 PM

First Bancorp
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jerry L. Ocheltree and Anna G.  Hollers, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock of First Bancorp held of record by the undersigned on March 23, 2010, at the annual meeting of shareholders to be held on May 13, 2010, or any adjournment or adjournments thereof.

1.
PROPOSAL to elect eighteen (18) nominees to the Board of Directors to serve until the 2011 Annual Meeting of Shareholders, or until their successors are elected and qualified.   The Board of Directors recommends a vote “FOR” all nominees.

☐ FOR the 18 nominees listed below	☐ WITHHOLD AUTHORITY
(except as marked to the contrary below).	to vote for the 18 nominees below.

(Instruction:  To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below).

Daniel T. Blue, Jr.	James C. Crawford, III	Thomas F. Phillips
Jack D. Briggs	R. Winston Dozier	Frederick L. Taylor II
R. Walton Brown	James G. Hudson, Jr.	Virginia C. Thomasson
David L. Burns	Richard H. Moore	Goldie H. Wallace
John F. Burns	Jerry L. Ocheltree	Dennis A. Wicker
Mary Clara Capel	George R. Perkins, Jr.	John C. Willis

2.	PROPOSAL to approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 20,000,000 to 40,000,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL to ratify the appointment of Elliott Davis, PLLC, as the independent auditors of the Company for the current fiscal year.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	PROPOSAL to consider and approve an advisory (non-binding) resolution on executive compensation (as more fully described in the accompanying proxy statement).

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting.

6.	Do you plan to attend the May 13, 2010 annual meeting? ☐ YES ☐ NO

This proxy when properly executed will be voted as directed herein.   If no direction is made, this proxy will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposals 2, 3 and 4.   If, at or before the time of the meeting, any of the nominees listed above has become unavailable for any reason, the proxies have the discretion to vote for a substitute nominee or nominees.

Dated	, 2010

Signature

Signature (if jointly held)

(Please sign exactly as the name appears on this proxy.  If signing as attorney, administrator, executor, guardian, or trustee, please give title as such.   If a corporation, please sign in full corporate name by the President or other authorized officer.   If a partnership, please sign in partnership name by authorized person.)

Please mark, sign, date and return promptly in the envelope provided.   If you attend the meeting, you may withdraw your proxy and vote in person.  If you wish to vote by telephone or internet, please read the instructions below.

INSTRUCTIONS FOR VOTING YOUR PROXY

Shareholders of record have three alternative ways of voting their proxies:

1.  By Mail (traditional method); or
2.  By Telephone (using a Touch-Tone Phone); or
3.  By Internet

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card.   Please note all votes cast via the telephone or Internet must be cast prior to 3:00 a.m., Eastern Daylight Time, on May 13, 2010.

Vote by Telephone	Vote by Internet
It’s fast, convenient and immediate!	It’s fast, convenient, and your vote is
Call Toll-Free on a Touch-Tone Phone: 1-866-287-9707	immediately confirmed and posted.

Follow these four easy steps:	Follow these four easy steps:
1. Read the accompanying Proxy Statement and Proxy Card	1. Read the accompanying Proxy Statement and Proxy Card
2. Call the toll-free number: 1-866-287-9707	2. Go to the website: https://www.proxyvotenow.com/fbnc
3. Enter the 9 digit Control Number located on your Proxy Card below.	3. Enter your 9 digit Control Number located on your Proxy Card below.
4. Follow the recorded instructions	4. Follow the instructions on the website.

Your vote is important! Call 1-866-287-9707 anytime	Your vote is important! Go to https://www.proxyvotenow.com/fbnc

It is not necessary to return your proxy card if you are voting by telephone or internet.
Please note that the last vote received, whether by telephone, internet, or by mail, will be the vote counted.

For Telephone/Internet Voting:
Control Number
Control Number Provided Here
Control Number Provided Here

Appendix A
(Last Approved on March 12, 2010)

FIRST BANCORP

AMENDED AND RESTATED
CHART ER OF THE
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.         PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by monitoring: (i) the financial reports and other financial information provided by First Bancorp (the “Corporation”) to governmental bodies and the public; (ii) the Corporation’s systems of internal controls regarding finance, accounting and legal compliance that management and the Board have established; and (iii) the Corporation’s auditing, accounting and financial reporting processes generally.

The Audit Committee’s primary duties and responsibilities are to:

•         Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system regarding finance, accounting and legal compliance.

•         Review and appraise the audit efforts and independence of the Corporation’s independent auditors and internal auditing department.

•         Provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department, and the Board of Directors.

The Audit Committee is not responsible for planning or conducting audits or for determining that the Corporation’s financial statements are complete, accurate and in accordance with generally accepted accounting principles.   Management and the independent auditors have this responsibility.

The independent auditors are accountable to the Board and to the Audit Committee, and the Audit Committee has the authority and duty to select, evaluate, and if appropriate, replace, the independent auditors.   In addition, the Audit Committee has direct responsibility for the compensation and oversight of the independent auditors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and has direct access to the independent auditors as well as anyone at the Corporation.   The Audit Committee has the authority to retain, at the Corporation’s expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

The Corporation shall provide appropriate funding for the payment of compensation to the independent auditors for all services approved by the Audit Committee and for the discharge of the Audit Committee’s responsibilities.

The Audit Committee will primarily fulfill its responsibilities by carrying out activities enumerated in Section IV of this Charter.

II.         COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board upon the recommendation of the Nominating and Corporate Governance Committee, each of whom shall be independent directors (as defined in Nasdaq rules and SEC regulations), and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.   All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements.   At least one director must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as chief executive or financial officer or other senior officer with financial oversight responsibilities.   The Committee members must not have participated in the preparation of the financial statements of the Corporation or any current subsidiary of the Corporation during the last three years.   To the extent feasible, at least one member of the Audit Committee must be an “audit committee financial expert,” as defined in applicable SEC regulations and Nasdaq rules.

The Audit Committee Chair is customarily the Chairman of the Board of Directors, provided that the Board of Directors Chairman is an independent director (as defined in the Nasdaq rules and SEC regulations).   In the event the Chairman of the Board of Directors is not an independent director, the Audit Committee shall elect a Chairman, subject to ratification by the Board of Directors.

III.         MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate.   As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department, the independent auditors and the Committee itself in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.   In addition, the Committee or at least its Chair should discuss with the independent auditors and management the Corporation’s quarterly financial information and significant findings based upon the auditors’ limited review procedures, consistent with Section IV below.   In the event the independent auditors have any significant findings, disagreements with management, review differences, or other matters which are required to be reported to the Audit Committee pursuant to applicable auditing standards, the Chair will call a special meeting of the Audit Committee to discuss such matters.

IV.         RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Review Procedures:

1.         Review and update this Charter at least annually, prior to the publication of the Corporation’s proxy statement and annual report.   Recommend revisions to the Board and submit the Charter to the Board for approval.  Have the document published periodically in accordance with SEC regulations.

2.         Review the Corporation’s annual financial statements and reports, including any certification, report, opinion, or review rendered by the independent auditors.

3.         In consultation with management, the independent auditors and internal auditors, consider the integrity of the Corporation’s financial reporting process and controls.   Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.   Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

4.         Review with management and the independent auditors the Corporation’s quarterly financial results prior to the filing of the Corporation’s quarterly financial statements with the SEC.   The Chair of the Committee may represent the entire Committee for this purpose.

5.         Discuss any significant changes to the Corporation’s accounting principals and any items required to be communicated by the independent auditors in accordance with applicable auditing standards.   The Chair of the Committee may represent the entire Audit Committee for purposes of this review.   In the event the independent auditors have any significant findings, disagreements with management, review differences, or other matters which are required to be reported to the Audit Committee pursuant to applicable auditing standards, the Chair may call a special meeting of the Audit Committee to discuss such matters.

Independent Auditors:

6.         On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Corporation to determine their independence.   In connection with this discussion, the Committee should obtain from the independent auditors the communication required by applicable regulatory standards.

7.         Review the performance of the independent auditors and report to the Board about any proposed discharge of the independent auditors when and if circumstances warrant.

8.         Review the independent auditors’ audit plan - discuss scope, staffing, locations, reliance upon management and internal audit and their general audit approach.

9.         Prior to filing the form 10-K, discuss the results of the audit with the independent auditors.   Discuss certain matters required to be communicated to audit committees in accordance with applicable auditing standards.

10.         Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.   This process should also remind the independent auditors that the Audit Committee - not management - is the independent auditors’ client.

11.         Select and retain the independent auditors, considering independence and effectiveness.   Approve the scope of the proposed audit for each fiscal year and the fees and other compensation to be paid to the independent auditors for the audit.   At least annually, evaluate the qualifications, performance and independence of the independent auditors, including considering whether the provision of permitted non-audit services is compatible with maintaining the accountants’ independence, and taking into account the opinions of management and the internal auditors.

12.         Discuss with the independent auditors their judgments about the quality and appropriateness, not just acceptability, of the Corporation’s accounting principles as applied in its financial reporting.

13.         Pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditors, subject to such exceptions for non-audit services as permitted by applicable laws and regulations.   The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

Financial Reporting Processes:

14.         Foster an understanding by management and the independent auditors of their duty to report to the Audit Committee on significant financial reporting issues and practices on a timely basis.

15.         In consultation with the independent auditors and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external.

Process Improvement:

16.         Establish regular systems of reporting to the Audit Committee by each of management, the independent auditors and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

17.         Review with the independent auditors, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.   (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

18.         If applicable, after completion of the annual audit, review separately with both management and the independent auditors any significant difficulties encountered during the audit, including any restrictions on the scope of work or access to required information.

Ethical and Legal Compliance.

19.         Review and update periodically a Code of Ethical Conduct and ensure that management has established an appropriate system to enforce this Code.

20.         Review management’s monitoring of the Corporation’s compliance with the organization’s Ethical Code.

21.         Establish and periodically review the adequacy of procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22.         Receive reports regarding, and review any “related party transactions,” as defined by applicable Nasdaq rules and determine whether to ratify or approve such transactions.

23.         Review activities, organizational structure, and qualifications of the internal audit department.

24.         On at least an annual basis, review with the Corporation’s counsel, legal compliance matters including corporate securities trading policies.

25.         On at least an annual basis, review with the Corporation’s counsel, any legal matter that could have a significant impact on the Corporation’s financial statements.

Other Audit Committee Responsibilities

26.         Annually prepare a report to shareholders as required by the SEC.   The report should be included in the Corporation’s annual proxy statement, and should state whether the Audit Committee has:

•         reviewed and discussed the consolidated financial statements with management;

•         discussed with the independent auditors the matters required to be discussed by applicable auditing standards;

•         received certain disclosures from the auditors regarding their independence required by applicable regulatory standards;

•         considered whether the independent auditors’ provision of nonaudit services is compatible with the concept of auditor independence; and

•         concluded, based on a review of the audited financial statements and discussions with the independent auditors, that the Audit Committee should recommend to the Board of Directors that the consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for filing with the SEC.

27.         Approve any report to be included in the Corporation’s annual report or proxy statement that describes the Committee’s composition and responsibilities and how they were discharged.

28.         Report to the Board periodically regarding Committee activities and conduct and present to the Board an annual evaluation of the Committee’s performance.

29.         Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.